                                                                     EXHIBIT 2.2



================================================================================


                     CONTRIBUTION AND DISTRIBUTION AGREEMENT

                                 by and between

                             CONEXANT SYSTEMS, INC.

                                       and

                              WASHINGTON SUB, INC.


================================================================================



                               December 16, 2001,

                                as amended as of

                                  June 25, 2002

                                TABLE OF CONTENTS


                                                                             Page
                                                                             ----
ARTICLE I  DEFINITIONS ....................................................    2
     Section 1.01  General ................................................    2

ARTICLE II  THE CONTRIBUTION ..............................................   23
     Section 2.01  Intercorporate Reorganization ..........................   23
     Section 2.02  Financial Instruments ..................................   27
     Section 2.03  Intercompany Accounts and Arrangements .................   28
     Section 2.04  Cash Management ........................................   28
     Section 2.05  The Washington Board ...................................   30
     Section 2.06  Resignations; Transfer of Stock Held as Nominee ........   30
     Section 2.07  Washington Certificate of Incorporation and By-laws ....   31
     Section 2.08  Consents ...............................................   31

ARTICLE III  THE DISTRIBUTION .............................................   32
     Section 3.01  The Distribution .......................................   32
     Section 3.02  Cooperation Prior to the Distribution ..................   33
     Section 3.03  Conditions to the Distribution .........................   33
     Section 3.04  Waiver of Conditions ...................................   34
     Section 3.05  Disclosure .............................................   34

ARTICLE IV  MUTUAL RELEASE; INDEMNIFICATION; EXPENSES .....................   34
     Section 4.01  Mutual Release .........................................   34
     Section 4.02  Indemnification by Conexant ............................   35
     Section 4.03  Indemnification by Washington ..........................   36
     Section 4.04  Limitations on Indemnification Obligations .............   36
     Section 4.05  Procedures Relating to Indemnification .................   38
     Section 4.06  Remedies Cumulative ....................................   39
     Section 4.07  Survival of Indemnities ................................   40
     Section 4.08  Exclusivity of Tax Allocation Agreement ................   40
     Section 4.09  Expenses ...............................................   40
     Section 4.10  Effect of Investigation ................................   41

ARTICLE V  CERTAIN OTHER MATTERS ..........................................   41
     Section 5.01  Insurance ..............................................   41
     Section 5.02  Use of Names, Trademarks, etc ..........................   43
     Section 5.03  License of Intellectual Property .......................   46
     Section 5.04  Software and Other License Agreements ..................   52
     Section 5.05  Non-Solicitation of Employees ..........................   52

ARTICLE VI  ACCESS TO INFORMATION .........................................   53
     Section 6.01  Provision of Corporate Records .........................   53


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
     Section 6.02  Access to Information ..................................   53
     Section 6.03  Production of Witnesses ................................   54
     Section 6.04  Retention of Records ...................................   55
     Section 6.05  Confidentiality ........................................   55

ARTICLE VII  MISCELLANEOUS ................................................   56
     Section 7.01  Entire Agreement; Construction .........................   56
     Section 7.02  Survival of Agreements .................................   56
     Section 7.03  Governing Law ..........................................   56
     Section 7.04  Notices ................................................   56
     Section 7.05  Dispute Resolution .....................................   58
     Section 7.06  Amendments .............................................   58
     Section 7.07  Assignment .............................................   58
     Section 7.08  Captions; Currency .....................................   59
     Section 7.09  Severability ...........................................   59
     Section 7.10  Parties in Interest ....................................   59
     Section 7.11  Schedules ..............................................   60
     Section 7.12  Waivers; Remedies ......................................   60
     Section 7.13  Further Assurances .....................................   60
     Section 7.14  Counterparts ...........................................   60
     Section 7.15  Performance ............................................   60
     Section 7.16  Currency Calculations ..................................   60
     Section 7.17  Interpretation .........................................   61

                     CONTRIBUTION AND DISTRIBUTION AGREEMENT


            CONTRIBUTION AND DISTRIBUTION AGREEMENT (this "Agreement"), dated as of December 16, 2001, as amended as of June 25, 2002, by and between CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), and WASHINGTON SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("Washington").

            WHEREAS, Conexant, Washington and Alpha Industries, Inc., a Delaware corporation ("Alpha"), have entered into an Agreement and Plan of Reorganization, dated as of December 16, 2001, as amended as of April 12, 2002 (the "Merger Agreement"), providing for, among other things, the merger of Washington with and into Alpha, with Alpha being the surviving corporation (the "Merger");

            WHEREAS, it is a condition to the Merger that, prior to the Effective Time (as defined in the Merger Agreement), the Contribution (as defined herein) and the Distribution (as defined herein) be completed;

            WHEREAS, subject to the terms and conditions contained herein, immediately prior to the Effective Time, the Conexant Board (as defined herein) will cause Conexant to distribute to the holders of shares of Common Stock, par value $1 per share, of Conexant ("Conexant Common Stock") and Conexant Series B Preferred Stock (as defined herein), other than shares held in the treasury of Conexant, on a one share-for-one share basis as provided for herein, issued and outstanding shares of Common Stock, par value $.01 per share, of Washington ("Washington Common Stock") (the "Distribution");

            WHEREAS, subject to the terms and conditions contained herein, immediately prior to the Distribution, Conexant and the Conexant Subsidiaries (as defined herein) will transfer the Washington Assets and the Washington Subsidiaries (each as defined herein) to Washington or one of the Washington Subsidiaries and Washington and the Washington Subsidiaries will assume the Washington Liabilities (as defined herein), all as more fully described in this Agreement (the "Contribution");

            WHEREAS, Conexant and Washington have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and certain other agreements that will govern certain matters relating to the Contribution and the Distribution and the relationship of Conexant, Washington and the respective members of the Conexant Group and the Washington Group (each as defined herein) following the Contribution and the Distribution; and

            WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Code (as defined herein) as a reorganization and that the Merger qualifies under Section 368 of the Code as a reorganization.

            NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "1999 Indenture" means the Indenture dated as of May 12, 1999 between Conexant and The First National Bank of Chicago, as Trustee.

            "2000 Indenture" means the Indenture dated as of February 1, 2000 between Conexant and Bank One Trust Company, National Association, as Trustee.

            "Accounts Receivable" means accounts, loans and notes receivable (whether current or not current), including receivables due from employees, and all proceeds thereof and rights to payment with respect thereto.

            "Action" means, with respect to any Person, any actual or threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.

            "Administrative Services" shall have the meaning set forth in
Section 5.03(e)(i)(A).

            "Administrative Services Software" shall have the meaning set forth in Section 5.03(e)(i)(B).

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of the Transaction Agreements, following the Time of Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

            "Agreement" shall have the meaning set forth in the preamble.

            "Alpha" shall have the meaning set forth in the recitals.

            "Ancillary Agreements" means, collectively, the Employee Matters Agreement, the Tax Allocation Agreement, the Transition Agreement, the IT Transition Services Agreement and the Conveyance and Assumption Instruments.

            "Asset/Liability Allocation Matter" shall have the meaning set forth in Section 2.01(b).

            "Assets" means any and all assets, properties and rights, whether tangible or intangible, real, personal or mixed, fixed, contingent or otherwise, and wherever located (other than ownership interests in Subsidiaries), including the following:

            (a) Real Property;

            (b) Machinery and Equipment;

            (c) Inventories;

            (d) bank accounts;

            (e) cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks;

            (f) Accounts Receivable;

            (g) advances, performance and surety bonds, and interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

            (h) Securities;

            (i) Hedging Arrangements;

            (j) Data and Records;

            (k) Patents and Trademarks;

            (l) Trade Secrets;

            (m) Contracts;

            (n) credits, prepayments, prepaid expenses, deposits and retentions held by third parties;

            (o) claims, causes of action, choses in action, rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications);

            (p) Permits;

            (q) goodwill and going concern value; and

            (r) other intangible assets not otherwise included in clauses (a) through (q) of this definition.

            "Assigning Party" shall have the meaning set forth in Section 2.08.

            "Audited Balance Sheet" means the combined balance sheet of the Washington Business as of September 30, 2001, together with the notes thereto, audited by Deloitte & Touche LLP, prepared in accordance with U.S. generally accepted accounting principles.

            "By-laws" means Washington's amended by-laws in the form attached hereto as Schedule 1.01(a).

            "Capital Expenditures" means the out-of-pocket fees, costs and expenses incurred by Conexant or any of its Subsidiaries (including members of the Washington Group) in respect of purchases of capital equipment by Conexant for or on behalf the Washington Group in the amounts set forth on Schedules 2.04 and 4.09.

            "Cash" means all cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks held by Conexant or any of its Subsidiaries and Affiliates (including members of the Washington Group) immediately prior to the Time of Distribution.

            "Certificate of Incorporation" means Washington's restated certificate of incorporation in the form attached hereto as Schedule 1.01(g).

            "China/Mauritius Outstanding Checks" shall have the meaning set forth in Section 2.04(c)(ii).

            "Claims Administration" means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

            "Claims Made Policies" shall have the meaning set forth in Section 5.01(b).

            "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

            "Combined Company" shall have the meaning set forth in the Merger Agreement.

            "Conexant" shall have the meaning set forth in the preamble.

            "Conexant Assets" means the following:

            (a) all rights of any member of the Conexant Group under any Transaction Agreement to which it is or becomes a party;

            (b) all Assets which are expressly allocated to any member of the Conexant Group pursuant to any Ancillary Agreement, the Newbury Supply Agreement or the Newport Supply Agreement;

            (c) the following specifically enumerated Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Assets are used in or relate to the Conexant Business or the Washington Business:

                  (i) (A) all Conexant Bank Accounts and (B) all Cash (including all Cash contained in the Conexant Bank Accounts and the Washington Bank Accounts);

                  (ii) all Machinery and Equipment other than that set forth on
            Schedule 1.01(b); provided, however, that it is understood and agreed that it is the intent of the parties hereto that all Machinery and Equipment used exclusively in the Washington Business or exclusively by persons who are employed in the Washington Business at the Time of Distribution be Washington Assets, and any such Machinery and Equipment (other than Machinery and Equipment set forth on Schedule 1.01(f)) shall be a Washington Asset notwithstanding the fact that it has not been included, through inadvertence or otherwise, on Schedule 1.01(b);

                  (iii) all Securities;

                  (iv) all Hedging Arrangements;

                  (v) all Patents and Trademarks other than those set forth on
            Schedule 1.01(c);

                  (vi) all Accounts Receivable;

                  (vii) all Policies and all rights, benefits and privileges thereunder and related thereto (including the right to receive any and all return premiums with respect thereto), other than rights with respect to Policies to the extent provided in Sections 5.01(b) and 5.01(c);

                  (viii) other than as provided for in Section 5.02, all rights in, and to the use of, the Conexant Marks;

                  (ix) all rights in, and to the use of, the names, trademarks, trade names, domain names and service marks "Mindspeed", "Mindspeed Technologies" and "Mindspeed Technologies, Inc." and all corporate symbols and logos related thereto and all names, trademarks, trade names, domain names and service marks which include the words "Mindspeed", "Mindspeed Technologies" or "Mindspeed Technologies, Inc." or any derivative thereof;

                  (x) all Real Property (including the wafer fabrication and other manufacturing, assembly and test facilities and other facilities located at Newport Beach, California, San Diego, California, Mexicali, Mexico and El Paso, Texas and the real property and fixtures associated therewith) other than the Washington Real Property;

                  (xi) all Inventories other than Washington Inventories;

                  (xii) all Assets, including the stock and assets of
            Maquiladora (as defined in the Facility Sale Agreement), subject to the Facility Sale Agreement and the U.S. Asset Purchase Agreement;

                  (xiii) all Assets set forth on Schedule 1.01(f); and

                  (xiv) the Conexant Bluetooth Baseband Solution;

            (d) all other Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group) that are not Washington Assets; and

            (e) all rights, choses in action, causes of action and claims of Conexant or any of its Subsidiaries (including members of the Washington Group) to the extent relating to any asset described in clauses (a) through (d) above.

            Anything contained herein to the contrary notwithstanding, assets described in paragraphs (b) and (c) of the definition of "Washington Assets" will not be included in Conexant Assets.

            "Conexant Bank Accounts" means all bank accounts of Conexant or any of its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution, other than Washington Bank Accounts.

            "Conexant Bluetooth Baseband Solution" means the Bluetooth baseband solution known internally at Conexant as "Albert" and "Cobalt", the ownership of which is retained by Conexant at the Time of Distribution.

            "Conexant Board" means the Board of Directors of Conexant or a duly authorized committee thereof.

            "Conexant Business" means (a) the businesses and operations engaged in prior to the Time of Distribution by the members of the Pre-Distribution Group (but with respect to each such member who has ceased to be an Affiliate of Conexant or its predecessors, only businesses engaged in prior to the time that such member of the Pre-Distribution Group ceased to be an Affiliate of Conexant or its predecessors) of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor products and systems for communications electronics markets such as personal computers, personal imaging devices, wireless communications products, network access products, digital information and entertainment products, and activities related thereto, (b) Former Businesses related to any of the foregoing, including Former Businesses set forth on
Schedule 1.01(d), and (c) activities related to the foregoing, in the case of each of the foregoing clauses (a), (b) and (c), other than any businesses, operations or activities included in the Washington Business. The parties acknowledge that businesses contained in the Conexant Business have in the past operated under the names Mindspeed Technologies, Network Access Division, Digital Infotainment Division, Personal Imaging Division and Personal Computing Division.

            "Conexant Common Stock" shall have the meaning set forth in the recitals.

            "Conexant Expenses" means the following out-of-pocket fees, costs and expenses of Conexant or any of its Subsidiaries (including members of the Washington Group), whether incurred and/or paid before, at or after the Time of
Distribution:

            (a) all out-of-pocket fees, costs and expenses incurred in connection with the preparation, execution and delivery of the Facility Sale Agreement, the U.S. Asset Purchase Agreement and the Facility Services Agreement; and

            (b) all out-of-pocket fees, costs and expenses relating to the Contribution, the Distribution and/or the Merger to the extent the same relate to operations of the Conexant Business after the Time of Distribution.

            "Conexant Financial Instruments" means those credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Conexant Business under which any member of the Washington Group has any primary, secondary, contingent, joint, several or other Liability after the Time of Distribution (a) set forth on Schedule 1.01(e) or (b) entered into between December 16, 2001 and the Time of Distribution in the ordinary course of business.

            "Conexant Group" means Conexant and the Conexant Subsidiaries.

            "Conexant Indemnitees" means each member of the Conexant Group and each of their respective Representatives and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing.

            "Conexant Liabilities" means the following:

            (a) all Liabilities of any member of the Conexant Group under any Transaction Agreement to which it is or becomes a party (including Liabilities related to outstanding checks allocated to any member of the Conexant Group under Section 2.04);

            (b) all Liabilities for which any member of the Conexant Group is expressly made responsible pursuant to any Ancillary Agreement, the Newbury Supply Agreement or the Newport Supply Agreement;

            (c) the following specifically enumerated Liabilities of Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Liabilities relate to the Conexant Business, the Conexant Assets, the Washington Business or the Washington Assets:

                  (i) all Liabilities in respect of the Convertible Notes;

                  (ii) all accounts payable accrued in the accounts payable
            account on the books of Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution (subject to Section 4.09); and

                  (iii) all Liabilities specified in writing by Conexant to
            Washington pursuant to Section 2.01(d)(ii), if and to the extent required by Section 2.01(d)(ii); and

            (d) all other Liabilities of Conexant or any of its Subsidiaries (including members of the Washington Group) in respect of operations engaged in prior to the Time of Distribution that are not Washington Liabilities.

            Anything contained herein to the contrary notwithstanding, Liabilities described in paragraphs (b) and (c) of the definition of "Washington Liabilities" will not be included in Conexant Liabilities.

            "Conexant License Agreement" shall have the meaning set forth in
Section 5.04.

            "Conexant Marks" means the names, trademarks, trade names, domain names and service marks "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and all corporate symbols and logos related thereto and all names, trademarks, trade names, domain names and service marks which include the words "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any derivative thereof.

            "Conexant Series B Preferred Stock" means the Series B Voting Preferred Stock, without par value, of Conexant, one share of which is issued and outstanding as of December 16, 2001.

            "Conexant Spin-Off" shall have the meaning set forth in Section 5.03(b)(iii).

            "Conexant Subsidiary" means each Subsidiary of Conexant other than Washington and the Washington Subsidiaries.

            "Consents" means consents, approvals, waivers, clearances, exemptions, allowances, novations, authorizations, filings, registrations and notifications.

            "Contracts" means all agreements, real estate and other leases, contracts (including employee contracts), licenses, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments, including in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

            "Contribution" shall have the meaning set forth in the recitals.

            "Convertible Notes" means Conexant's (a) 4-1/4% convertible subordinated notes due May 1, 2006 issued under the 1999 Indenture and (b) 4% convertible subordinated notes due February 1, 2007 issued under the 2000 Indenture.

            "Conveyance and Assumption Instruments" means, collectively, the various agreements, deeds (including transfer deeds for Real Property), bills of sale, stock powers, certificates of title, instruments of conveyance and assignment, instruments of assumption and other instruments and documents which are, in the reasonable opinion of Conexant, Washington and Alpha, necessary or desirable to effect the transfer of Assets and Subsidiaries and the assumption of Liabilities contemplated by the transactions described in Section 2.01.

            "Data and Records" means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, blue-prints, research and development files, data and laboratory books, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

            "Dispute" shall have the meaning set forth in Section 7.05.

            "Distribution" shall have the meaning set forth in the recitals.

            "Distribution Agent" means the distribution agent selected by Conexant to distribute Washington Common Stock in connection with the Distribution.

            "Distribution Date" means the date determined by the Conexant Board in accordance with Section 3.01 as the date as of which the Distribution will be effected.

            "Effective Time" shall have the meaning set forth in the Merger Agreement.

            "Employee Matters Agreement" means the Employee Matters Agreement to be entered into among Conexant, Washington and Alpha prior to the Time of Distribution.

            "Facility Sale Agreement" shall have the meaning set forth in the Merger Agreement.

            "Facility Services Agreement" shall have the meaning set forth in the Merger Agreement.

            "Former Business" means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Distribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Distribution Group.

            "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, federal, state, local, domestic, foreign or international.

            "Group" means the Conexant Group or the Washington Group, as applicable.

            "Hedging Arrangements" means swaps, collars, caps and other hedging arrangements of any kind.

            "Indemnifiable Losses" means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

            "Indemnifying Party" shall have the meaning set forth in Section 4.04(a).

            "Indemnitee" means any of the Conexant Indemnitees or the Washington Indemnitees who or which is entitled to seek indemnification under this Agreement.

            "Indemnity Reduction Amounts" shall have the meaning set forth in
Section 4.04(a).

            "Information" means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

            "Information Statement" means the information statement with respect to Washington sent to holders of Conexant Common Stock and Conexant Series B Preferred Stock in connection with the Distribution.

            "Insurance Proceeds" means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or
(c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

            "Intellectual Property" shall have the meaning set forth in Section 5.03(a)(i).

            "Inventories" means inventories, including raw materials, work-in-process, materials, components, finished goods, parts, accessories and supplies.

            "IRS" means the Internal Revenue Service.

            "IT Transition Services Agreement" means the IT Transition Services Agreement to be entered into between Conexant and Alpha prior to the Time of Distribution, among other things, providing for various IT services to be provided by Conexant to Alpha following the Distribution Date.

            "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations:

            (a) based upon, arising out of or relating to any law, statute, rule, regulation, judgment, order, decision or consent decree of any Governmental Entity or any noncompliance therewith or breach or violation of any thereof;

            (b) in respect of accounts payable;

            (c) based upon, arising out of or relating to workers' compensation, automobile liability, general liability, product liability, intellectual property liability and other claims and matters (whether direct or for indemnification of any Person or otherwise, and whether insured or uninsured);

            (d) based upon, arising out of or relating to Actions or any award of any arbitrator of any kind;

            (e) in respect of salary, bonuses, incentive payments, severance payments and other compensation payments and all Taxes and withholdings related thereto;

            (f) in respect of employee welfare and fringe benefits (including claims for medical and disability benefits);

            (g) based upon, arising out of or relating to environmental matters (including the presence, release or threatened release of hazardous materials or any other environmental conditions or the violation of any environmental laws), including all removal, remediation and cleanup costs, investigatory costs, settlement costs, governmental response costs, natural resources damages, property damages, personal injury damages and all other costs and damages;

            (h) based upon, arising out of or relating to Contracts;

            (i) based upon, arising out of or relating to torts (whether based on negligence, strict liability or otherwise) or infringements; and

            (j) in respect of products and services, including warranty liabilities, deferred revenues, product liability claims and liabilities in respect of the return, repair or replacement of products.

            "Lien" means any lien, security interest, pledge, mortgage, charge, restriction, retention of title agreement or other encumbrance of whatever nature.

            "Local Closing Time" means (i) with respect to each Washington Bank Account (other than the Washington Bank Accounts in China and Mauritius), the close of business (local time at the location of such Washington Bank Account) on the Distribution Date and (ii) with respect to each of the Washington Bank Accounts in China and Mauritius, the close of business (local time at the location of such Washington Bank Account) on the date such account is actually transferred to Washington.

            "Lucent License Agreement" means the license agreement effective October 1, 1999 between Conexant and Lucent Technologies GRL Corporation.

            "Machinery and Equipment" means machinery, equipment, tooling, vehicles, furniture and fixtures, leasehold improvements, repair parts, tools, plant, laboratory and office equipment and supplies, computer hardware and software, computer networking equipment, engineering and design equipment, test equipment and other tangible personal property (other than tangible personal property included in other categories of assets in the definition of "Assets"), together with any rights or claims arising out of maintenance or service contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof.

            "Material Adverse Effect" shall have the meaning set forth in the Merger Agreement.

            "Merger" shall have the meaning set forth in the recitals.

            "Merger Agreement" shall have the meaning set forth in the recitals.

            "Net Asset Deficiency" shall have the meaning set forth in Section 2.01(d)(ii).

            "Newbury Supply Agreement" shall have the meaning set forth in the Merger Agreement.

            "Newport Supply Agreement" shall have the meaning set forth in the Merger Agreement.

            "Occurrence Basis Policies" shall have the meaning set forth in
Section 5.01(b).

            "Patents and Trademarks" means (a) all patents (including utility and design patents, industrial designs and utility models), patent applications and patent and invention disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof, and any other U.S. or foreign patent rights entitled to the same priority claim (in whole or in part) as any of the foregoing, (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names, business and product names and slogans and all registrations and applications for registration of any of the foregoing, (c) copyrights and all applications, registrations and renewals in connection therewith and (d) mask work and semiconductor chip right applications, registrations and renewals in connection therewith.

            "Permits" means licenses, permits, authorizations, consents, certificates, registrations, variances, franchises and other approvals from any Governmental Entity, including those relating to environmental matters.

            "Person" means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a Governmental Entity).

            "Performance Plan Shares" means an aggregate of One Million Four Hundred Thousand (1,400,000) shares of Washington Common Stock, representing the number of shares of Washington Common Stock that would have been distributed in the Distribution in respect of One Million Four Hundred Thousand (1,400,000) shares of Conexant Common Stock reserved for issuance to holders of outstanding Performance Units under the Conexant Systems, Inc. 2001 Performance Share Plan if those shares of Conexant Common Stock had been issued and outstanding as of the Record Date.

            "Philsar" means Philsar Semiconductor Inc., a Conexant Subsidiary.

            "Philsar Exchangeable Shares" means the Exchangeable Shares of Philsar which are exchangeable at any time, and from time to time, at the election of the holder thereof (other than Conexant or a Conexant Subsidiary) into one share of Conexant Common Stock for each Exchangeable Share and which are entitled, pursuant to the terms of the Exchangeable Shares (other than Exchangeable Shares held by Conexant or any Conexant Subsidiary) to participate with the holders of Conexant Common Stock in any distribution or dividend payable on Conexant Common Stock.

            "Philsar Marks" shall have the meaning set forth in Section 5.02(d).

            "Policies" means all insurance policies, insurance contracts and claim administration contracts of any kind of Conexant and its Subsidiaries (including members of the Washington Group) and their predecessors which were or are in effect at any time at or prior to the Time of Distribution (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution and the Merger to cover only Washington and its Subsidiaries after the Time of Distribution), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers' compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

            "Pre-Distribution Group" means (a) each of Conexant, the Subsidiaries of Conexant existing immediately prior to the Time of Distribution (including members of the Washington Group) and Persons that have ceased to be Subsidiaries of Conexant prior to the Time of Distribution, (b) each of the predecessors of each of the foregoing (including Rockwell) and (c) each of the Persons that have ceased to be Subsidiaries and other Affiliates of each of the foregoing and their predecessors prior to the Time of Distribution. Notwithstanding the foregoing, (i) Boeing North American, Inc. and Persons who are Affiliates of Boeing North American, Inc. after December 6, 1996 will not constitute members of the Pre-Distribution Group for periods after December 6, 1996 and (ii) Rockwell and Persons who are Affiliates of Rockwell after December 31, 1998 will not constitute members of the Pre-Distribution Group for periods after December 31, 1998.

            "Printing Expenses" means all out-of-pocket fees, costs and expenses incurred by Conexant in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement/Prospectus (each as defined in the Merger Agreement).

            "Privileged Information" means, with respect to a Group, Information regarding a member of such Group, or any of its operations, employees, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group has or may come into possession of or has obtained or may obtain access to pursuant to this Agreement or otherwise.

            "Real Property" means real property (including land, plants, buildings, fixtures and improvements) and real property interests (including real property leases).

            "Recipient Party" shall have the meaning set forth in Section 2.08.

            "Record Date" means 11:57 p.m. Eastern Time on the Distribution
Date.

            "Recorded Amount" means the amount of (i) cash on deposit in each of the Washington Bank Accounts as reflected in bank account statements in respect of such Washington Bank Accounts as of the applicable Local Closing Time and
(ii) wire transfers to any of the Washington Bank Accounts initiated prior to the applicable Local Closing Time but credited to the Washington Bank Accounts thereafter. No deduction from such amounts shall be made in respect of any outstanding checks.

            "Reorganization Agreements" shall have the meaning set forth in the Merger Agreement.

            "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

            "Rockwell" means Rockwell Automation, Inc. (formerly named Rockwell International Corporation), a Delaware corporation.

            "Rockwell Distribution Agreement" means the Distribution Agreement dated as of December 31, 1998 between Conexant and Rockwell.

            "Securities" means short-term and long-term investments, banker's acceptances, shares of stock, notes, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, transferable shares, puts, calls, straddles, options, investment contracts, voting trusts and certificates and other securities of any kind (other than ownership interests in Subsidiaries).

            "Settlement Claim" means any claim asserted by Conexant or any of its Subsidiaries (including members of the Washington Group) under any Policies in respect of payments made by Conexant pursuant to the settlement and release agreement identified on Schedule 1.01(n) to the customer of the Washington Business party thereto.

            "Special Purpose Statement of Tangible Net Assets" means the special purpose statement as of September 30, 2001 of tangible assets and liabilities to be contributed by Conexant and its Subsidiaries to the Washington Group, which will be derived from the Audited Balance Sheet, will contain only those line items contained in the Unaudited Special Purpose Statement of Tangible Net Assets (which line items will be in the same amounts as the corresponding line items in the Audited Balance Sheet, unless otherwise provided in the methodology set forth in the notes to the Unaudited Special Purpose Statement of Tangible Net Assets) and will be prepared using the same methodology set forth in the notes to the Unaudited Special Purpose Statement of Tangible Net Assets.

            "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any Subsidiaries of such Person controls or owns, directly or indirectly, more than 50% of the stock or other equity interest, or more than 50% of the voting power entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that (except as specifically noted herein) for purposes of this Agreement, none of Washington or the Washington Subsidiaries shall be deemed to be a Conexant Subsidiary.

                  "Tax" and "Taxes" shall have the meaning set forth in the Tax Allocation Agreement.

                  "Tax Allocation Agreement" means the Tax Allocation Agreement to be entered into among Conexant, Washington and Alpha prior to the Time of Distribution.

                  "Third Party Claim" shall have the meaning set forth in
Section 4.05(a).

                  "Time of Distribution" means 11:58 p.m. Eastern Time on the Distribution Date.

                  "Trade Secrets" means (a) trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, mask works, semiconductor chip topographies, software and specifications and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act); (b) computer and electronic data processing programs and software, both source code and object code (including data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; and (c) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media).

                  "Transaction Agreements" means, collectively, this Agreement and each Ancillary Agreement.

                  "Transition Agreement" means the Transition Services Agreement to be entered into among Conexant, Washington and Alpha prior to the Time of Distribution, among other things, providing for various service and other relationships between Conexant and Alpha following the Distribution Date.

                  "Unaudited Special Purpose Statement of Tangible Net Assets" shall have the meaning set forth in the Merger Agreement.

                  "U.S. Asset Purchase Agreement" shall have the meaning set forth in the Merger Agreement.

                  "Washington" shall have the meaning set forth in the preamble.

                  "Washington Assets" means the following:

                  (a) all rights of any member of the Washington Group under any Transaction Agreement to which it is or becomes a party;

                  (b) all Assets which are expressly allocated to any member of the Washington Group pursuant to any Ancillary Agreement, the Newbury Supply Agreement or the Newport Supply Agreement;

                  (c) the following specifically enumerated Assets which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Assets are used in or relate to the Conexant Business or the Washington Business:

                           (i) the Washington Real Property (including the wafer
                  fabrication and other manufacturing facilities located in Newbury Park, California set forth on Schedule 1.01(k) and the real property and fixtures associated therewith);

                           (ii) Machinery and Equipment set forth on Schedule
                  1.01(b); provided, however, that it is understood and agreed that it is the intent of the parties hereto that all Machinery and Equipment used exclusively in the Washington Business or exclusively by persons who are employed in the Washington Business at the Time of Distribution be Washington Assets, and any such Machinery and Equipment (other than Machinery and Equipment set forth on Schedule 1.01(f)) shall be a Washington Asset notwithstanding the fact that it has not been set forth, through inadvertence or otherwise, on Schedule 1.01(b);

                           (iii) the Washington Inventories;

                           (iv) the trademarks and trademark registrations and
                  applications for registrations thereof and issued patents, patent applications and patent and invention disclosures (including any foreign counterparts) set forth on Schedule 1.01(c);

                           (v) other than as provided in Section 5.02, all
                  rights in, and to the use of, the Philsar Marks;

                           (vi) rights to the extent relating to the Washington
                  Business to receive indemnification from Rockwell pursuant to the Rockwell Distribution Agreement;

                           (vii) all Assets set forth in the Special Purpose
                  Statement of Tangible Net Assets, other than those sold or otherwise disposed of in the ordinary course of business prior to the Time of Distribution consistent with the terms of the Merger Agreement;

                           (viii) except as otherwise specifically provided
                  herein, all Assets of the kind that appear on the Special Purpose Statement of Tangible Net Assets as would appear on a balance sheet of Washington if prepared as of the Time of Distribution, including all reserves and accruals maintained by Conexant

                  (but excluding Assets described in clauses (b) and (c) of the definition of "Conexant Assets");

                           (ix) all Assets specified in writing by Conexant to
                  Washington pursuant to Section 2.01(d)(ii), if and to the extent required by Section 2.01(d)(ii);

                           (x) the Washington Bluetooth RF Solution; and

                           (xi) all Washington Bank Accounts.

                  (d) the following Assets (other than those described in paragraphs (b) and (c) of the definition of "Conexant Assets") which immediately prior to the Time of Distribution are owned by Conexant or any of its Subsidiaries (including members of the Washington Group) and which are used primarily in or relate primarily to the Washington Business, as the same shall exist as of such time:

                           (i) Contracts (other than real property leases);

                           (ii) advances, performance and surety bonds, and
                  interests as beneficiary under letters of credit and other similar instruments and all proceeds thereof;

                           (iii) Data and Records;

                           (iv) Permits;

                           (v) Trade Secrets;

                           (vi) credits, prepayments, prepaid expenses, deposits
                  and retentions held by third parties;

                           (vii) claims, causes of action, choses in action,
                  rights under express or implied warranties, guarantees and indemnities and similar rights, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind (including the right to receive mail and other communications) (other than, in each such case, those relating to the Conexant Assets described in clauses (b) or (c) of the definition thereof); and

                           (viii) goodwill, going concern value and other
                  intangible assets not otherwise included in clauses (a) through (q) of the definition of "Assets"; and

                  (e) all rights, choses in action, causes of action and claims of Conexant or any of its Subsidiaries (including members of the Washington Group) to the extent relating to any asset described in clauses (a) through (d) above.

                  Anything contained herein to the contrary notwithstanding, assets described in paragraphs (b) and (c) of the definition of "Conexant Assets" will not be included in Washington Assets.

                  "Washington Bank Accounts" means all bank accounts set forth on Schedule 1.01(m).

                  "Washington Bluetooth RF Solution" means the Bluetooth RF solutions known internally at Conexant as "Blue RF", "Blue Q" and "ULV Blue RF", the ownership of which will be transferred to Washington at the Time of Distribution.

                  "Washington Board" means the Board of Directors of Washington.

                  "Washington Business" means (a) the business and operations engaged in prior to the Time of Distribution by the members of the Pre-Distribution Group (but with respect to each such member who has ceased to be an Affiliate of Conexant or its predecessors, only businesses engaged in prior to the time that such member of the Pre-Distribution Group ceased to be an Affiliate of Conexant or its predecessors) of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting semiconductor products and systems, including components, subsystems and systems, for wireless voice and data communications applications, including digital cellular handsets and base stations, as well as advanced mobile terminals that support next-generation multimedia and high-speed web browsing, for communications electronics markets as conducted by Conexant's Wireless Communications Division, other than the Washington Data Business Unit, and activities related thereto, (b) Former Businesses related to any of the foregoing, including the Former Businesses set forth on Schedule 1.01(h) and (c) activities related to the foregoing. Notwithstanding anything contained herein to the contrary, the term "Washington Business" shall not include any of Conexant's Mindspeed Technologies or Broadband access businesses, the Washington Data Business Unit and activities related thereto.

                  "Washington Common Stock" shall have the meaning set forth in the recitals.

                  "Washington Data Business Unit" means the business and operations engaged in by Conexant's Wireless Communications Division prior to the Time of Distribution of researching, developing, designing, engineering, manufacturing, having manufactured, assembling, having assembled, selling, distributing, installing, modifying, repairing, servicing and supporting the PHS, DSS, standalone GPS and Bluetooth baseband hardware and software product lines and the Bluetooth baseband hardware and software development efforts and the support and development of Bluetooth radio frequency products associated with such Bluetooth baseband hardware and software.

                  "Washington Expenses" means the following out-of-pocket fees, costs and expenses of Conexant or any of its Subsidiaries (including members of the Washington Group), in each case, whether incurred and/or paid before, at or after the Time of Distribution and whether or not they constitute accounts payable:

                  (a) all out-of-pocket fees, costs and expenses incurred in connection with the Contribution, the Distribution and/or the Merger, including any and all:

                           (i) transfer taxes;

                           (ii) out-of-pocket fees, costs and expenses incurred
                  in connection with any notices to customers or suppliers of the Washington Business or other third parties that are party to Contracts that constitute Washington Assets or relate to Washington Liabilities regarding the Contribution, the Distribution and/or the Merger;

                           (iii) out-of-pocket fees, costs and expenses incurred
                  in connection with the transfer of any Permits from Conexant or any Conexant Subsidiary to Washington or any Washington Subsidiary or the obtaining of any new (or the re-issuance of any existing) Permits in the name of Washington or a Washington Subsidiary;

                           (iv) out-of-pocket fees, costs and expenses incurred
                  in connection with the assignment or transfer of any Contracts, Patents and Trademarks or Trade Secrets from Conexant or any Conexant Subsidiary to Washington or any Washington Subsidiary, including legal fees, costs and expenses associated with such assignments or transfers;

                           (v) accounting, legal, investment banking and other
                  outside consultants' fees, costs and expenses;

                           (vi) the Printing Expenses; and

                           (vii) out-of-pocket fees, costs and expenses in
                  connection with the preparation, execution and delivery of the Transaction Agreements and the Reorganization Agreements;

         provided, however, that Washington Expenses will not include (A) any such out-of-pocket fees, costs and expenses described in the definition of "Conexant Expenses" and (B) any such out-of-pocket fees, costs and expenses incurred in connection with any modification of or dispute with respect to the Transaction Agreements or the transactions contemplated thereby after the Distribution Date or any claim under
         Article IV;

                  (b) all out-of-pocket fees, costs and expenses relating to the Contribution, the Distribution and/or the Merger to the extent the same relate to operations of the Washington Business after the Time of Distribution; and

                  (c) the Capital Expenditures and the Washington License Fees.

                  The parties acknowledge and agree that Washington Expenses shall include, but are not limited to, (i) the amounts set forth on Schedule 2.04, (ii) the amounts actually incurred by Conexant and its Subsidiaries (including members of the Washington Group) prior to the Time of Distribution set forth on Schedule 4.09 and (iii) any additional out-of-pocket fees, costs and expenses actually incurred in connection with the Contribution, the Distribution and/or the Merger (including but not limited to those forecast to be incurred that are actually incurred) of the type comprising the amounts included in the categories of expenses set forth on Schedule 4.09.

                  "Washington Financial Instruments" means those credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Washington Business under which any member of the Conexant Group has any primary, secondary, contingent, joint, several or other Liability, after the Time of Distribution (a) set forth on Schedule 1.01(i) or (b) entered into between December 16, 2001 and the Time of Distribution in the ordinary course of business.

                  "Washington Group" means Washington and the Washington Subsidiaries.

                  "Washington Indemnitees" means each member of the Washington Group and each of their respective Representatives and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing.

                  "Washington Inventories" means the following Inventories of products of the Washington Business owned by Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of
Distribution:

                  (a) the following raw materials: (i) 100mm GaAs Combined Microwave Digital wafer substrates; (ii) 100mm GaAs epitaxial HBT wafer substrates; and (iii) assembly materials at Conexant's Mexicali assembly and test facility which are specific to the Washington Business;

                  (b) the following work-in-process:

                           (i) unprobed finished wafers at internal or external
                  locations awaiting the probe process;

                           (ii) probed wafer finish inventories;

                           (iii) die bank inventories at internal or external
                  locations awaiting assembly, packaging and test processes;

                           (iv) wafer fabrication and other work-in-process at
                  Conexant's Newbury Park wafer fabrication facility; and

                           (v) work-in-process at Conexant's Mexicali assembly
                  and test facility which are specific to the Washington Business; and

                  (c) finished goods.

                  "Washington Liabilities" means the following:

                  (a) all Liabilities of any member of the Washington Group under any Transaction Agreement to which it is or becomes a party (including Liabilities related to outstanding checks allocated to any member of the Washington Group under Section 2.04);

                  (b) all Liabilities for which any member of the Washington Group is expressly made responsible pursuant to any Ancillary Agreement, the Newbury Supply Agreement or the Newport Supply Agreement;

                  (c) the following specifically enumerated Liabilities of Conexant or any of its Subsidiaries (including members of the Washington Group), in each case whether or not such Liabilities relate to the Conexant Business, the Conexant Assets, the Washington Business or the Washington Assets:

                           (i) all Liabilities based upon, arising out of or
                  relating to the Actions set forth on Schedule 1.01(j); and

                           (ii) all Liabilities to the extent set forth in the
                  Special Purpose Statement of Tangible Net Assets, other than those satisfied in the ordinary course of business prior to the Time of Distribution; and

                  (d) all Liabilities (other than those described in paragraphs
         (b) and (c) of the definition of "Conexant Liabilities") of Conexant or any of its Subsidiaries (including members of the Washington Group) to the extent based upon, arising out of or relating to the Washington Assets or the Washington Business, including:

                           (i) all Liabilities (including Liabilities arising
                  out of any breaches or violations) to the extent relating to the Washington Business based upon, arising out of or relating to Contracts (whether or not such Contracts constitute Washington Assets) (including any primary, secondary, contingent or other obligations, such as under guaranties or indemnities, in respect of such Contracts); and

                           (ii) all Liabilities to the extent relating to the
                  Washington Assets or the Washington Business for which Conexant has agreed to indemnify Rockwell and certain other Persons pursuant to the Rockwell Distribution Agreement.

                  Anything contained herein to the contrary notwithstanding, Liabilities described in paragraphs (b) and (c) of the definition of "Conexant Liabilities" will not be included in Washington Liabilities.

                  "Washington License Fees" means all out-of pocket costs, fees and expenses incurred by Conexant in connection with Conexant's efforts to assist Washington in obtaining new license agreements or transferring a portion of existing Conexant License Agreements pursuant to Section 5.04, including the portion of any pre-paid license, maintenance or other fees allocable to the Washington Business in respect of any existing Conexant License Agreement being transferred in part.

                  "Washington Outstanding Checks" shall have the meaning set forth in Section 2.04(c)(i).

                  "Washington Real Property" means the Real Property set forth on Schedule 1.01(k).

                  "Washington Spin-Off" shall have the meaning set forth in
Section 5.03(a)(iii).

                  "Washington Subsidiary" means each Person listed on Schedule 1.01(l).

                                   ARTICLE II

                                THE CONTRIBUTION


                  Section 2.01 Intercorporate Reorganization. (a) Prior to the Time of Distribution, Conexant and Washington will take all actions necessary to increase the outstanding shares of Washington Common Stock so that, immediately prior to the Distribution, Conexant will hold a number of shares of Washington Common Stock equal to the aggregate number of (i) shares of Conexant Common Stock and Conexant Series B Preferred Stock (excluding treasury shares held by Conexant) issued and outstanding as of the Record Date, (ii) Philsar Exchangeable Shares (excluding shares held by Conexant or any Conexant Subsidiary) issued and outstanding as of the Record Date and (iii) the Performance Plan Shares.

                  (b) Subject to Section 2.08, prior to the Time of
         Distribution:

                  (i) Conexant and each Conexant Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Washington or a Washington Subsidiary, as appropriate, any and all right, title and interest of Conexant and each of the Conexant Subsidiaries in the Washington Subsidiaries;

                  (ii) Washington and each Washington Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Conexant or a Conexant Subsidiary, as appropriate, any and all right, title and interest of Washington and each of the Washington Subsidiaries in the Conexant Subsidiaries;

                  (iii) Conexant and each Conexant Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Washington or a Washington Subsidiary, as appropriate, any and all right, title and interest of Conexant and each of the Conexant Subsidiaries in the Washington Assets;

                  (iv) Washington and each Washington Subsidiary shall convey, assign and transfer, or cause to be conveyed, assigned and transferred, to Conexant or a Conexant Subsidiary, as appropriate, any and all right, title and interest of Washington and each of the Washington Subsidiaries in the Conexant Assets;

                  (v) Conexant or a Conexant Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Conexant Liabilities; and

                  (vi) Washington or a Washington Subsidiary, as appropriate, shall unconditionally assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all Washington Liabilities.

                  In the event that at any time or from time to time (whether prior to, at or after the Time of Distribution) any member of the Conexant Group shall receive or otherwise possess any Washington Asset or interest in a Washington Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Washington Asset or interest in a Washington Subsidiary to Washington. In the event that at any time or from time to time (whether prior to, at or after the Time of Distribution) any member of the Washington Group shall receive or otherwise possess any Conexant Asset or interest in a Conexant Subsidiary, such member will promptly convey, assign and transfer, or cause to be conveyed, assigned and transferred, such Conexant Asset or interest in a Conexant Subsidiary to Conexant. Prior to any such transfer, the Person receiving or possessing such Asset or interest in a Subsidiary will hold such Asset or interest in a Subsidiary in trust for the benefit of the Person entitled thereto (at the expense of the Person entitled thereto).

                  Without limiting the foregoing, in the event that after the Time of Distribution (x) Conexant or any Conexant Subsidiary possesses product intellectual property, human resources or other data bases that are comprised in whole or in part of Information that constitutes Washington Assets, Conexant will, and will cause each Conexant Subsidiary to, afford Washington and its Representatives (at Washington's expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data bases containing Information that constitutes Washington Assets in order to retrieve such Information and effect the transfer of such Information to Washington and (y) Washington or any Washington Subsidiary possesses product intellectual property, human resources or other data bases that are comprised in whole or in part of Information that constitutes Conexant Assets, Washington will, and will cause each Washington Subsidiary to, afford Conexant and its Representatives (at Conexant's expense) reasonable access, during normal business hours and upon reasonable advance notice, to the portion of such data bases containing Information that constitutes Conexant Assets in order to retrieve such Information and effect the transfer of such Information to Conexant.

                  In the event that at any time or from time to time (whether prior to, at or after the Time of Distribution) either Conexant or Washington determines that the other party (or any member of such other party's respective Group) shall not have unconditionally assumed any Liabilities that are allocated to such other party (or a member of such other party's respective Group) pursuant to this Agreement or any Ancillary Agreement, such other party will promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such actions as the requesting party may reasonably request to unconditionally assume, or cause to be unconditionally assumed, such Liabilities.

                  Solely for purposes of implementing the terms of this Agreement, during the period beginning on the date of this Agreement and ending six months after the Distribution Date, Conexant and Alpha agree to discuss the allocation of any Asset or Liability of Conexant and its Subsidiaries (including members of the Washington Group) that either of them reasonably believes should be or should have been allocated differently than pursuant to the terms of this Agreement (an "Asset/Liability Allocation Matter"). The Conexant Chief Executive Officer will designate an employee of the Conexant Business and the Alpha Chief Executive Officer will designate an employee of Alpha who will discuss an appropriate resolution of any Asset/Liability Allocation Matter. If within thirty days of the receipt of the notification of an Asset/Liability Allocation Matter by either Conexant or Alpha pursuant to this paragraph, or such other time as Conexant and Alpha may agree, the designees have not reached a mutually acceptable resolution of the Asset/Liability Allocation Matter, the matter will be referred for discussion to the Conexant Chief Executive Officer and the Alpha Chief Executive Officer. Should a mutually acceptable resolution of the Asset/Liability Allocation Matter not be reached within thirty days following the referral to them, the terms and conditions of this Agreement shall remain in full force and effect, unamended, unmodified and unsupplemented. Notwithstanding the foregoing, in no event shall the terms and conditions of this Agreement be amended, modified or supplemented other than in accordance with the provisions of Section 7.06. Nothing in this paragraph shall affect the right of any party to resort to the dispute resolution provisions of Section 7.05 in respect of any dispute, claim or controversy arising out of an alleged breach of any provision of this Agreement.

                  (c) In connection with the transfers of Subsidiaries and Assets and the assumptions of Liabilities contemplated by Section 2.01(b), Conexant and Washington will execute or cause to be executed by the appropriate entities the Conveyance and Assumption Instruments in a form reasonably acceptable to Conexant, Washington and Alpha. The transfer of capital stock contemplated by Section 2.01(b) will be effected, prior to the Time of Distribution, by means of delivery of stock certificates duly endorsed or accompanied by duly executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on appropriate registries.

                  (d) (i) Conexant hereby represents and warrants to Washington that after giving effect to the Contribution and the Distribution (but not considering any assets or rights held by Alpha or its Subsidiaries prior to the Effective Time and after taking into account any services to be provided to Alpha pursuant to the Transition Agreement, except for the matters set forth on
Schedule 2.01(d), immediately after the Time of Distribution, the assets and rights held by the Washington Group will constitute all of the material assets and rights of Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution that are necessary to conduct the Washington Business substantially as conducted on December 16, 2001. The representation and warranty of Conexant set forth in this Section 2.01(d)(i) will survive the execution and delivery of this Agreement and the Distribution Date and will continue in full force and effect solely for purposes of Section 4.02(d) until six months after the Distribution Date and shall then terminate and expire.

                  (ii) Within five Business Days (as defined in the Merger Agreement) after the date of the initial filing of the Form S-4 with the SEC (as defined in the Merger Agreement), Conexant will cause to be delivered to Alpha the Audited Balance Sheet with the report of Deloitte & Touche LLP thereon. Conexant will provide Alpha with reasonable access to the relevant work papers used to prepare the Audited Balance Sheet and will consider in good faith any comments of Alpha thereon delivered to Conexant within 10 days after receipt of the Audited Balance Sheet. Within 20 days after Deloitte & Touche LLP has delivered its report on the Audited Balance Sheet, Conexant will prepare and deliver to Alpha the Special Purpose Statement of Tangible Net Assets. Conexant will provide Alpha with reasonable access to the relevant work papers used to prepare the Special Purpose Statement of Tangible Net Assets and will consider in good faith any comments of Alpha thereon delivered to Conexant within 10 days after receipt of the Special Purpose Statement of Tangible Net Assets. If and to the extent the total value of the tangible net assets set forth on the Unaudited Special Purpose Statement of Tangible Net Assets exceeds the total value of the tangible net assets set forth on the Special Purpose Statement of Tangible Net Assets (a "Net Asset Deficiency"), notwithstanding anything to the contrary set forth in this Agreement, Conexant will cause either (A) the Washington Assets to include such additional Assets (which shall be Cash, like kind Assets other than Cash that are usable in the Washington Business and reasonably acceptable to Alpha, or any combination thereof) as are specified by Conexant to Washington in writing or (B) the Washington Liabilities to exclude such Liabilities as are specified by Conexant to Washington in writing and reasonably acceptable to Alpha (which will be retained by Conexant and constitute Conexant Liabilities), or any combination of (A) and (B) as Conexant shall elect in its sole discretion, such that the sum of (x) the value of such Assets, if any, plus (y) the value of such Liabilities (expressed as a positive number), if any, shall equal the excess, if any, of the Net Asset Deficiency over One Million dollars ($1,000,000).

                  (iii) Each of Conexant (on behalf of itself and each other member of the Conexant Group) and Washington (on behalf of itself and each other member of the Washington Group) understands and agrees that, except as expressly set forth in any Transaction Agreement, no party to any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement either has or is, in such agreement or otherwise, representing or warranting in any way as to the Assets, Subsidiaries, businesses or Liabilities retained, conveyed, assigned, transferred or assumed as contemplated thereby, as to any consents or approvals required in connection with the transactions contemplated by the Transaction Agreements, as to the value or freedom from any Lien of, or any other matter concerning, any Assets, Liabilities or Subsidiaries of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Assets or Subsidiaries of any party, or as to the legal sufficiency of any assignment, document or instrument delivered thereunder to convey title to any Asset or Subsidiary or thing of value upon the execution, delivery or filing thereof. Except as may expressly be set forth in any Transaction Agreement, all Assets and Subsidiaries being transferred or retained as contemplated by any Transaction Agreement or any other agreement or document contemplated by any Transaction Agreement are being transferred, or are being retained, on an "as is", "where is" basis (and, in the case of the transfer of any real property, by means of a quitclaim or similar form deed or conveyance) and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient or that the title to any Asset or Subsidiary shall be other than good and marketable and free and clear of any Lien.

                  (e) It is the intention of the parties that payments made by the parties to each other after the Time of Distribution pursuant to this Agreement, the Employee Matters Agreement or the Tax Allocation Agreement are to be treated as relating back to the transactions occurring prior to the Time of Distribution pursuant to this Section 2.01 as an adjustment to the transfers of Assets, Subsidiaries and Liabilities contemplated by this Section 2.01, and Conexant and Washington will, and will cause the Conexant Subsidiaries and the Washington Subsidiaries, respectively, to, take positions consistent with such intention with any Tax authority, unless with respect to any payment any party receives an opinion of counsel reasonably acceptable to the other party to the effect that there is no substantial authority for such a position.

                  Section 2.02 Financial Instruments. (a) (i) Washington will, at its expense, take or cause to be taken all actions, and enter into (or cause the Washington Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Conexant Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Washington Financial Instruments (it being understood that all Liabilities in respect of Washington Financial Instruments are Washington Liabilities).

                  (ii) Washington's obligations under this Section 2.02(a) will continue to be applicable to all Washington Financial Instruments after the Time of Distribution.

                  (b) (i) Conexant will, at its expense, take or cause to be taken all actions, and enter into (or cause the Conexant Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Washington Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Conexant Financial Instruments (it being understood that all Liabilities in respect of Conexant Financial Instruments are Conexant Liabilities).

                  (ii) Conexant's obligations under this Section 2.02(b) will continue to be applicable to all Conexant Financial Instruments after the Time of Distribution.

                  Section 2.03 Intercompany Accounts and Arrangements.

                  (a) Elimination of Intercompany Accounts.

                  (i) Except as set forth in Section 2.03(a)(ii) or on Schedule 2.03(a), Conexant, on behalf of itself and each other member of the Conexant Group, on the one hand, and Washington, on behalf of itself and each other member of the Washington Group, on the other hand, hereby settle and eliminate, by cancellation or transfer to a member of the other Group (whether to cancel or transfer and the manner thereof will be determined by Conexant), effective as of the Time of Distribution, all intercompany receivables, payables and other balances existing immediately prior to the Time of Distribution between Conexant and/or any Conexant Subsidiary, on the one hand, and Washington and/or any Washington Subsidiary, on the other hand.

                  (ii) The provisions of Section 2.03(a)(i) will not apply to any intercompany receivables, payables and other balances arising under any Transaction Agreement, including those incurred in connection with the payment by any party of any expenses which are required to be paid or reimbursed by the other party pursuant to Section 4.09.

                  Section 2.04 Cash Management.

                  (a) Cash Management Operations.

                  (i) Effective as of the Time of Distribution, the cash management operations of the Washington Group will be segregated from the cash management operations of the Conexant Group (other than with respect to the Washington Bank Accounts in China and Mauritius which will be segregated as of the applicable Local Closing Time).

                  (ii) Washington will, and will cause the Washington Subsidiaries to, forward to Conexant (for the account of Conexant or the applicable Conexant Subsidiary) any customer payments in respect of Accounts Receivable to the extent they constitute Conexant Assets received by Washington or any of the Washington Subsidiaries after the Time of Distribution, whether received in lock boxes, via wire transfer or otherwise, by the first Business Day of the week after the week during which such payment is received. Such amounts will be forwarded by wire transfer (to Conexant's bank account at Bank One, N.A., Account No. 51-52283, A.B.A. Routing Number 071000013) in the case of customer payments received within sixty days after the Distribution Date and by check sent by reputable overnight courier service to Conexant in the case of customer payments received thereafter.

                  (b) Certain Payments after the Distribution Date.

                  Washington will pay to Conexant (by wire transfer to Conexant's bank account at Bank One, N.A., Account No. 51-52283, A.B.A. Routing Number 071000013), within three Business Days after the Distribution Date (1) the dollar value as of the Distribution Date of the prepaid lease payments made by Conexant with respect to property occupied by Conexant Systems Korea Ltd. (referred to as the "Korea prepaid rent" under Item 4 - Balance Sheet Assets on Schedule 1.01(f)), (2) the Recorded Amount (except that the Recorded Amount in respect of the Washington Bank Accounts in China and Mauritius shall be paid to Conexant within three Business Days after the date such accounts are actually transferred to Washington), (3) the amount of all balances contained immediately prior to the Time of Distribution in petty cash accounts at locations of the Washington Business, (4) the dollar value of travelers checks immediately prior to the Time of Distribution at locations of the Washington Business, (4) the dollar value of all other cash immediately prior to the Time of Distribution at locations of the Washington Business, (6) the Printing Expenses set forth on Schedule 4.09 (if and to the extent previously paid) and (7) the Capital Expenditures and the Washington License Fees set forth on Schedule 2.04.

                  (c) Funding of Outstanding Checks.

         (i) Washington or a Washington Subsidiary will fund all amounts in respect of all checks that are presented for payment at or after the applicable Local Closing Time in each of the Washington Bank Accounts (other than Washington Bank Accounts in China and Mauritius) and that were outstanding immediately prior to the applicable Local Closing Time ("Washington Outstanding Checks"). Within ten Business Days after Washington's request for reimbursement and presentation of the supporting documentation required by this Section 2.04(c)(i) reasonably satisfactory to Conexant, Conexant will reimburse Washington (by wire transfer to an account specified by Washington to Conexant) for all such amounts funded by Washington or a Washington Subsidiary in respect of such Washington Outstanding Checks that (x) were written in connection with a legitimate business purpose of the Washington Business and in the ordinary course of business prior to the applicable Local Closing Time and were not payments for Washington Expenses or (y) relate to Conexant Assets, Conexant Liabilities (including, without limitation, accounts payable accrued in the accounts payable account on the books of Conexant and its Subsidiaries (including members of the Washington Group) immediately prior to the Time of Distribution) or Conexant Expenses. In connection with any request for reimbursement for Washington Outstanding Checks pursuant to this Section 2.04(c)(i), Washington shall present Conexant with (A) copies of the cancelled Washington Outstanding Checks, together with copies of supporting invoices, and (B) with respect to Washington Outstanding Checks described in clause (x) of the immediately preceding sentence, a written representation that (1) the Washington Outstanding Checks were written in connection with a legitimate business purpose of the Washington Business and in the ordinary course of business prior to the applicable Local Closing Time and (2) the payment was not for a Washington Expense.

                  (ii) Conexant or a Conexant Subsidiary will fund all amounts in respect of all checks that are related to the Washington Business or the Washington Liabilities that are presented for payment prior to the applicable Local Closing Time in the Washington Bank Accounts in China and Mauritius and that were written between the Time of Distribution and such applicable Local Closing Time ("China/Mauritius

         Outstanding Checks"). Within ten Business Days after Conexant's request for reimbursement and presentation of the supporting documentation required pursuant to this Section 2.04(c)(ii) reasonably satisfactory to Washington, Washington will reimburse Conexant (by wire transfer to the Conexant bank account specified in Section 2.04(b)) for all such amounts funded by Conexant or a Conexant Subsidiary in respect of such China/Mauritius Outstanding Checks. In connection with any request for reimbursement for China/Mauritius Outstanding Checks pursuant to this
         Section 2.04(c)(ii), Conexant shall present Washington with copies of the cancelled China/Mauritius Outstanding Checks, together with copies of supporting invoices. Washington or a Washington Subsidiary will fund (without any right to reimbursement) all amounts in respect of checks that are presented for payment at or after the applicable Local Closing Time in each of the Washington Bank Accounts in China and Mauritius.

                  (iii) Conexant or a Conexant Subsidiary will fund (without any right to reimbursement) all amounts in respect of checks relating to the Washington Business or the Washington Liabilities that are outstanding immediately prior to the Time of Distribution and presented for payment at or after the Time of Distribution in Conexant Bank Accounts; and

                  (iv) No checks or electronic fund transfers relating to the Washington Business or the Washington Liabilities will be issued on any Conexant Bank Accounts at or after the Time of Distribution.

                  Section 2.05 The Washington Board. Prior to the Time of Distribution, Washington and Conexant will take all actions which may be required to elect or otherwise appoint as directors of Washington the persons named on Schedule 2.05 to constitute the board of directors of Washington at the Time of Distribution.

                  Section 2.06 Resignations; Transfer of Stock Held as Nominee.
(a) Conexant will cause all of its employees and directors and all of the employees and directors of each other member of the Conexant Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Washington or any other member of the Washington Group on which they serve, and from all positions as officers of Washington or any other member of the Washington Group in which they serve, except as otherwise specified on Schedule 2.06. Washington will cause all of its employees and directors and all of the employees and directors of each other member of the Washington Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Conexant or any other member of the Conexant Group on which they serve, and from all positions as officers of Conexant or any other member of the Conexant Group in which they serve, except as otherwise specified on Schedule 2.06.

                  (b) Conexant will cause each of its employees, and each of the employees of the other members of the Conexant Group, who holds stock or similar evidence of ownership of any Washington Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Washington to be such nominee as of and after the Time of Distribution. Washington will cause each of its employees, and each of the employees of the other members of the Washington Group, who holds stock or similar evidence of ownership of any Conexant Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Conexant to be such nominee as of and after the Time of Distribution.

                  (c) Conexant will cause each of its employees and each of the employees of the other members of the Conexant Group to revoke or withdraw their express written authority, if any, to act on behalf of any Washington Group entity as an agent or representative therefor after the Time of Distribution. Washington will cause each of its employees and each of the employees of the other members of the Washington Group to revoke or withdraw their express written authority, if any, to act on behalf of any Conexant Group entity as an agent or representative therefor after the Time of Distribution.

                  Section 2.07 Washington Certificate of Incorporation and By-laws. Prior to the Time of Distribution, (a) the Washington Board will (i) approve the Certificate of Incorporation and will cause the same to be filed with the Secretary of State of the State of Delaware and (ii) adopt the By-laws, and (b) Conexant, as sole stockholder of Washington, will approve the Certificate of Incorporation.

                  Section 2.08 Consents. Prior to and after the Time of Distribution, Conexant and Washington will, and will cause the Conexant Subsidiaries and the Washington Subsidiaries, respectively, to, use their commercially reasonable efforts (as requested by the other party) to obtain, or to cause to be obtained, all Consents necessary for the transfer of all Assets, Subsidiaries and Liabilities contemplated to be transferred pursuant to this
Article II; provided, however, that none of Conexant (or any of the Conexant Subsidiaries) or Washington (or any of the Washington Subsidiaries) shall be obligated to pay any consideration or offer or grant any financial accommodation in connection therewith. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Permit if an assignment or attempted assignment of the same without the Consent of any other party or parties thereto or other required Consent would constitute a breach thereof or of any applicable law or in any way impair the rights of any member of the Conexant Group or the Washington Group thereunder. If any such Consent is not obtained or if an attempted assignment would be ineffective or would impair any rights of either Group under any such Contract or Permit so that the contemplated assignee hereunder (the "Recipient Party") would not receive all such rights, then (x) the party contemplated hereunder to assign such Contract or Permit (the "Assigning Party") will use commercially reasonable efforts (it being understood that such efforts shall not include any requirement of the Assigning Party to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Recipient Party the benefits of any such Contract or Permit and the Assigning Party will promptly pay or cause to be paid to the Recipient Party when received all moneys and properties received by the Assigning Party with respect to any such Contract or Permit and (y) to the extent that the Recipient Party receives the benefits of such Contract or Permit, the Recipient Party will pay, perform and discharge on behalf of the Assigning Party all of the Assigning Party's Liabilities thereunder in a timely manner and in accordance with the terms thereof. If and when such Consents are obtained, the transfer of the applicable Contract or Permit shall be effected as promptly following the Time of Distribution as shall be practicable in accordance with the terms of this Agreement. To the extent that any transfers and assumptions contemplated by this
Article II shall not have been consummated on or prior to the Time of Distribution, the parties shall cooperate to effect such transfers as promptly following the Time of Distribution as shall be practicable. Notwithstanding that any transfer of Washington Assets, including the Washington Real Property, to a member of the Washington Group contemplated by this Article II shall not have been consummated on or prior to the Time of Distribution, the Washington Group shall bear the risk of any Liability with respect to the Washington Assets, including the Washington Real Property (including any risk of loss thereof), from and after the Time of Distribution; provided, however, that the Washington Group shall only bear the Liability with respect to any such Washington Asset if and to the extent that the Washington Group enjoys the benefit of such Washington Asset.

                                   ARTICLE III

                                THE DISTRIBUTION


                  Section 3.01 The Distribution. (a) Subject to Section 3.03, the Conexant Board will establish the Record Date and the Distribution Date and authorize Conexant to pay the Distribution immediately prior to the Effective Time by delivery to the Distribution Agent, for the benefit of holders of record of Conexant Common Stock and Conexant Series B Preferred Stock (excluding treasury shares held by Conexant) as of the Record Date, of a number of shares of Washington Common Stock equal to the aggregate number of shares of Conexant Common Stock and Conexant Series B Preferred Stock (excluding treasury shares held by Conexant) issued and outstanding as of the Record Date, and Conexant will instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable in the name of each holder of record of Conexant Common Stock and Conexant Series B Preferred Stock (excluding treasury shares held by Conexant) as of the Record Date for a number of shares of Washington Common Stock equal to the number of shares of Conexant Common Stock or Conexant Series B Preferred Stock so held by such holder of record as of the Record Date. The Distribution will be deemed to be effective as of the Time of Distribution upon written authorization from Conexant to the Distribution Agent to proceed as set forth in this Section 3.01(a).

                  (b) In addition, Conexant will instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable in the name of (i) each holder of record of Philsar Exchangeable Shares (excluding shares held by Conexant or any Conexant Subsidiary) as of the Record Date for a number of shares of Washington Common Stock equal to the number of shares of Philsar Exchangeable Shares so held by such holder of record as of the Record Date and (ii) Conexant for the Performance Plan Shares.

                  (c) Immediately after the Time of Distribution and prior to the Effective Time, the shares of Washington Common Stock shall not be transferable and the transfer agent for the Washington Common Stock shall not transfer any shares of Washington Common Stock, except that the Distribution Agent, on behalf of the holders of Washington Common Stock, may exchange such shares for shares of Alpha Common Stock as provided by Section 3.2 of the Merger Agreement in connection with the Merger.

                  (d) Conexant and Washington each will provide to the Distribution Agent all information (including information necessary to make appropriate book-entry credits) and share certificates, in each case, as may be required in order to (i) complete the Distribution on the basis of one share of Washington Common Stock for each share of Conexant Common Stock and Conexant Series B Preferred Stock (excluding treasury shares held by Conexant), (ii) record the holders of Philsar Exchangeable Shares (excluding shares held by Conexant or any Conexant Subsidiary) issued and outstanding as of the Record Date as holders of one share of Washington Common Stock for each Philsar Exchangeable Share and (iii) record Conexant as the holder of the Performance Plan Shares.

                  Section 3.02 Cooperation Prior to the Distribution. Prior to the Distribution:

                  (a) Conexant and Washington will prepare the Information Statement which will include appropriate disclosure concerning Washington, its business, operations and management, the Contribution, the Distribution and such other matters as Conexant and Washington may determine and as may be required by law. Conexant will mail to the holders of Conexant Common Stock and the Conexant Series B Preferred Stock the Information Statement prior to the Distribution.

                  (b) Conexant and Washington will take all such action as may be necessary or appropriate under the securities or "blue sky" laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

                  Section 3.03 Conditions to the Distribution. In no event will the Distribution occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Conexant Board:

                  (a) the Conexant Board shall be reasonably satisfied that, after giving effect to the Contribution, (i) Conexant will not be insolvent and will not have unreasonably small capital with which to engage in its businesses and (ii) Conexant's surplus would be sufficient to permit, without violation of Section 170 of the Delaware General Corporation Law, the Distribution;

                  (b) no order, ruling, injunction or decree issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing consummation of the Contribution or the Distribution shall be in effect;

                  (c) no suit, action or proceeding by or before any court of competent jurisdiction or other Governmental Entity shall have been commenced and be pending to restrain or challenge the Contribution or the Distribution; and

                  (d) each condition to the closing of the Merger Agreement set forth in Article VIII thereof, other than the condition set forth in
         Section 8.1(i) thereof as to the consummation of the Contribution and the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists.

                  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the conditions set forth in this Section 3.03 to be satisfied as promptly as reasonably practicable; provided that no party will be required to waive any condition.

                  Section 3.04 Waiver of Conditions. Any or all of the conditions set forth in Section 3.03 may be waived, in whole or in part, in the sole discretion of the Conexant Board. The conditions set forth in Section 3.03 are for the sole benefit of Conexant and shall not give rise to or create any duty on the part of Conexant or the Conexant Board to waive or not waive any such conditions.

                  Section 3.05 Disclosure. If at any time after December 16, 2001 either of the parties shall become aware of any circumstances that will or could reasonably be expected to prevent any or all of the conditions contained in Section 3.03 from being satisfied, it will promptly give to the other party written notice of those circumstances.

                                   ARTICLE IV

                    MUTUAL RELEASE; INDEMNIFICATION; EXPENSES


                  Section 4.01 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Transaction Agreements, each of Conexant, on behalf of itself and each of the Conexant Subsidiaries, on the one hand, and Washington, on behalf of itself and each of the Washington Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Transaction Agreements or assumed, transferred, assigned, allocated or arising under any of the Transaction Agreements (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to any Transaction Agreement for claims brought against the parties by third Persons or any Indemnitee), and the foregoing release will not affect any party's right to enforce the Transaction Agreements in accordance with their terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any member of the other Group with respect to any Liability to the extent such member of the other Group would be released with respect to such Liability by this Section 4.01 but for this clause (ii)).

                  Each of Conexant and Washington acknowledges that it has been advised by its legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Being aware of said Code section, each of Conexant, on behalf of itself and the Conexant Subsidiaries, and Washington, on behalf of itself and the Washington Subsidiaries, hereby expressly waives any rights it may have under California Civil Code Section 1542, as well as any other statutes or common law principles of similar effect.

                  Section 4.02 Indemnification by Conexant. Subject to the provisions of this Article IV, Conexant shall indemnify, defend and hold harmless the Washington Indemnitees from and against, and pay or reimburse, as the case may be, the Washington Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Washington Indemnitee to the extent based upon, arising out of or relating to the following:

                  (a) the Conexant Liabilities (including the failure by Conexant or any other member of the Conexant Group to pay, perform or otherwise discharge the Conexant Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

                  (b) the breach by any member of the Conexant Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

                  (c) the use by members of the Conexant Group or their respective sublicensees of any intellectual property licensed by Washington and the Washington

         Subsidiaries pursuant to Section 5.03 other than in accordance with the terms of such provision;

                  (d) the breach of the representation and warranty of Conexant contained in Section 2.01(d)(i); or

                  (e) the enforcement by the Washington Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.02.

Notwithstanding anything to the contrary contained herein, in the event it is determined that Conexant shall have breached its representation and warranty contained in Section 2.01(d)(i), Conexant shall have the right, in its sole discretion, to transfer any Asset to Washington necessary to cure such breach, in which event Conexant's indemnification obligation in respect of such breach shall be satisfied in full, except with respect to any Indemnifiable Losses arising from such breach during the period from the Time of Distribution to the time of such transfer.

                  Section 4.03 Indemnification by Washington. Subject to the provisions of this Article IV, Washington shall indemnify, defend and hold harmless the Conexant Indemnitees from and against, and pay or reimburse, as the case may be, the Conexant Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Conexant Indemnitee to the extent based upon, arising out of or relating to the following:

                  (a) the Washington Liabilities (including the failure by Washington or any other member of the Washington Group to pay, perform or otherwise discharge the Washington Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution;

                  (b) the breach by any member of the Washington Group of any agreement or covenant contained in a Transaction Agreement which does not by its express terms expire at the Time of Distribution;

                  (c) the use by members of the Washington Group (or, in the case of intellectual property licensed by Conexant and the Conexant Subsidiaries pursuant to Section 5.03, members of the Washington Group or their respective sublicensees) of any names, trademarks, trade names, domain names, service marks or corporate symbols or logos pursuant to Section 5.02 or intellectual property licensed by Conexant and the Conexant Subsidiaries pursuant to Section 5.03 other than in accordance with the terms of such provisions; or

                  (d) the enforcement by the Conexant Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.03.

                  Section 4.04 Limitations on Indemnification Obligations. (a) The amount which any party (an "Indemnifying Party") is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges to the extent related to Indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as "Indemnity Reduction Amounts"). If any Indemnitee receives any Indemnity Reduction Amounts in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, less (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made.

                  (b) In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses. In determining the amount of any such Tax benefit or Tax cost, the Washington Indemnitees or the California Indemnitees, as applicable, shall be deemed to be subject to Tax as follows: (A) U.S. federal income Taxes and foreign income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local income Taxes at an assumed rate of five percent net of U.S. federal income Tax benefits. It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority (as defined in the Tax Allocation Agreement), except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

                  (c) No monetary amount will be payable by Conexant to any Washington Indemnitee with respect to the indemnification of any claims pursuant to Section 4.02(d) until the aggregate amount of Indemnifiable Losses actually incurred by the Washington Indemnitees with respect to such claims shall exceed on a cumulative basis an amount equal to One Million Five Hundred Thousand dollars ($1,500,000), in which event Conexant shall be responsible only for the amount of such Indemnifiable Losses in excess of One Million Five Hundred Thousand dollars ($1,500,000).

                  (d) No monetary amount will be payable by Conexant to any Washington Indemnitee with respect to the indemnification of any claims pursuant to Section 4.02(d) after the aggregate amount of Indemnifiable Losses actually paid by Conexant with respect to such claims shall equal on a cumulative basis an amount equal to Fifteen Million dollars ($15,000,000).

                  Section 4.05 Procedures Relating to Indemnification. (a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a "Third Party Claim"), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee's receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

                  (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if in the Indemnitee's reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim (including providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee's prior written consent (which consent will not be unreasonably withheld); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent will not be unreasonably withheld).

                  (d) Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

                  (e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                  Section 4.06 Remedies Cumulative. Subject to the provisions of
Section 7.05, the remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party, except that the indemnity contained in Section 4.02(d) shall be the sole and exclusive remedy of the parties hereto, their Affiliates, successors and assigns with respect to any and all claims arising out of or relating to the breach of the representation and warranty of Conexant contained in Section 2.01(d)(i).

            Section 4.07 Survival of Indemnities. Except as set forth in the following sentence, the obligations of each of Conexant and Washington under this Article IV will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities. Notwithstanding anything to the contrary contained herein, the obligation of Conexant to indemnify, defend and hold harmless the Washington Indemnitees pursuant to Section 4.02(d) will terminate upon the expiration of the representation and warranty set forth in Section 2.01(d)(i); provided, however, that such obligation to indemnify, defend and hold harmless will not terminate with respect to any individual claim as to which an Indemnitee shall have, before such expiration of such representation and warranty, previously delivered a notice (stating in reasonable detail the basis of such claim) to Conexant.

            Section 4.08 Exclusivity of Tax Allocation Agreement.
Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

            Section 4.09 Expenses. g) Except as otherwise set forth in any Transaction Agreement, (i) all Conexant Expenses will be charged to and paid by Conexant and (ii) all Washington Expenses will be charged to and paid by Washington.

            (b) Subject to Section 2.04 with respect to the Capital Expenditures and the Washington License Fees set forth on Schedule 2.04 and the Printing Expenses, within twenty Business Days after the Distribution Date, Washington will reimburse Conexant (by wire transfer to Conexant's bank account at Bank One, N.A., Account No. 51-52283, A.B.A. Routing Number 071000013) for all amounts in respect of Washington Expenses paid by Conexant or any of its Subsidiaries (including members of the Washington Group) before or at the Time of Distribution (including Washington Expenses that would otherwise constitute accounts payable); provided that, within ten Business Days after the Distribution Date, Conexant has notified Washington in writing of such Washington Expenses and provided Washington with appropriate supporting documentation for such Washington Expenses. Promptly (and in any event within 10 Business Days) after Conexant's request therefor and upon production to Washington of appropriate supporting documentation, Washington will reimburse Conexant (by wire transfer to the same bank account referred to in the preceding sentence) for all Washington Expenses paid by Conexant or any of its Subsidiaries before, at or after the Time of Distribution (including Washington Expenses that would otherwise constitute accounts payable), other than as previously reimbursed by Washington pursuant to the preceding sentence. The parties acknowledge and agree that the amounts actually incurred by Conexant and its Subsidiaries (including members of the Washington Group) prior to the Time of Distribution set forth on Schedule 4.09 and any additional amounts (including but not limited to those forecast to be incurred that are actually incurred) included in the categories of such expenses set forth on Schedule 4.09 shall constitute Washington Expenses that will be reimbursed by Washington pursuant to this Section 4.09. Notwithstanding anything to the contrary in this Agreement, Washington shall in no event be obligated to pay, and Conexant shall in no event be entitled to receive, reimbursement pursuant to this Section 4.09 for any amount in respect of Washington Expenses for which payment was made by a Washington Outstanding Check that was not reimbursed by Conexant pursuant to Section 2.04(c)(i).

            Section 4.10 Effect of Investigation. The right to indemnification pursuant to Section 4.02(d) shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Distribution Date, with respect to the representation and warranty contained in Section 2.01(d)(i).


                                    ARTICLE V

                              CERTAIN OTHER MATTERS


            Section 5.01 Insurance.

            (a) Coverage. Subject to the provisions of this Section 5.01, coverage of Washington and the Washington Subsidiaries under all Policies shall cease as of the Time of Distribution. From and after the Time of Distribution, Washington and the Washington Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will constitute Conexant Assets and will be retained by Conexant and the Conexant Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Washington will have the rights in respect of Policies to the extent described in Section 5.01(b).

            (b) Rights Under Policies. From and after the Time of Distribution, Washington and the Washington Subsidiaries will have no rights with respect to any Policies, except that (i) Washington will have the right to assert claims (and Conexant will use commercially reasonable efforts to assist Washington in asserting claims) for any loss, liability or damage with respect to the Washington Assets or Washington Liabilities under Policies with third-party insurers which are "occurrence basis" insurance policies ("Occurrence Basis Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Washington will have the right to continue to prosecute claims with respect to Washington Assets or Washington Liabilities properly asserted with an insurer prior to the Time of Distribution (and Conexant will use commercially reasonable efforts to assist Washington in connection therewith) under Policies with third-party insurers which are insurance policies written on a "claims made" basis ("Claims Made Policies") arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that in the case of both clauses (i) and (ii) above, (A) all of Conexant's and each Conexant Subsidiary's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Washington, (B) Conexant and the Conexant Subsidiaries may, at any time, without liability or obligation to Washington or any Washington Subsidiary (other than as set forth in Section 5.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of Conexant, any Conexant Subsidiary or any Affiliate of Conexant or any Conexant Subsidiary in respect thereof and (E) such claims will be subject to exhaustion of existing aggregate limits. Conexant's obligation to use commercially reasonable efforts to assist Washington in asserting claims under applicable Policies will include using commercially reasonable efforts in assisting Washington to establish its right to coverage under such Policies (so long as all of Conexant's reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by Washington). None of Conexant or the Conexant Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Policy. It is understood that any Claims Made Policies will not provide any coverage to Washington and the Washington Subsidiaries for incidents occurring prior to the Time of Distribution but which are asserted with the insurance carrier after the Time of Distribution.

            (c) Conexant Actions. In the event that after the Time of Distribution Conexant or any Conexant Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Washington has rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of Washington, (i) Conexant will give Washington prior notice thereof and consult with Washington with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Conexant) and (ii) Conexant will pay to Washington its equitable share (which shall be determined by Conexant in good faith based on the amount of premiums paid by or allocated to the Washington Business in respect of the applicable Policy) of any net proceeds actually received by Conexant from the insurer under the applicable Policy as a result of such action by Conexant (after deducting Conexant's reasonable costs and expenses incurred in connection with such action).

            (d) Administration. From and after the Time of Distribution:

            (i) Conexant or a Conexant Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Conexant and the Conexant Subsidiaries under Policies; and

            (ii) Washington or a Washington Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Washington and the Washington Subsidiaries under Policies.

            (e) Insurance Premiums. From and after the Time of Distribution, Conexant will pay all premiums (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Policies in respect of periods prior to the Time of

Distribution, whereupon Washington will upon the request of Conexant, forthwith reimburse Conexant for that portion of such premiums paid by Conexant as are reasonably determined by Conexant to be attributable to the Washington Business.

            (f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Policy provides coverage for both Conexant and/or a Conexant Subsidiary, on the one hand, and Washington and/or a Washington Subsidiary, on the other hand, relating to the same occurrence, Conexant and Washington agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

            (g) Settlement Claim. Any amounts recovered by Conexant or any of its Subsidiaries (including members of the Washington Group) under Policies providing coverage in respect of the Settlement Claim shall be first paid to Conexant until Conexant has recovered the full amount paid by Conexant to the customer and thereafter the excess amounts, if any, shall be paid to Washington.

            Section 5.02 Use of Names, Trademarks, etc. (a) From and after the Time of Distribution, subject to Section 5.02(b), Conexant will own all rights of Conexant or any of its Subsidiaries (including members of the Washington Group) in, and to the use of, the Conexant Marks. Prior to or promptly after the Time of Distribution (but in no event later than 90 days after the Time of Distribution in the case of United States Persons and 180 days after the Time of Distribution in the case of non-United States Persons), Washington will change the name of any Washington Subsidiary or other Person under its control to eliminate therefrom the names "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and all derivatives thereof.

            (b) From and after the Time of Distribution, except as permitted in this Section 5.02(b), the Washington Group will not use or have any rights to the Conexant Marks or any name, mark or symbol confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol which contains, represents or evokes the Conexant Marks or any name or mark confusingly similar thereto. From and after the Time of Distribution, the Washington Group will not hold itself out as having any affiliation with the Conexant Group. However, Conexant hereby grants to Washington a non-exclusive, non-transferable (other than by way of sublicenses to members of the Washington Group) license to utilize without obligation to pay royalties to Conexant the names, trademarks, trade names and service marks "Conexant", "Conexant Systems" and "Conexant Systems, Inc." and any corporate symbol or logo related thereto in connection with stationery, supplies, labels, catalogs, vehicles, signs, packaging and products of the Washington Business, but only as described in paragraphs (i) through (vi) of this Section 5.02(b), subject to the terms and conditions of this Section 5.02(b) and Section 5.02(c), in each case in the same manner and to the same extent as such names, trademarks, trade names, service marks, corporate symbols or logos were used by the Washington Business at any time within the two year period preceding the Time of Distribution:

            (i) All documents constituting Washington Assets as of the Time of Distribution within the following categories may be used for the duration of the periods following the Time of Distribution indicated below or until the supply is exhausted, whichever is the first to occur:

                                                          Maximum Period
                                                          of Permitted Use
                                                          Following the
      Category of Documents                               Time of Distribution
      ---------------------                               --------------------
      A.  Stationery                                      3 months
      B.  Invoices, purchase orders, debit and credit
          memos and other similar documents of a          3 months
          transactional nature
      C.  Business cards                                  3 months
      D.  Other outside forms such as packing lists,
          labels, packing materials and cartons, etc.     6 months
      E.  Forms for internal use only                     6 months
      F.  Product literature                              6 months;

      provided, however, that Washington will cause each document within any of the above categories A, B or F used for any purpose within the stated period to clearly and prominently display a statement, the form of which is approved by Conexant, to the effect that the Washington Group was formerly affiliated with Conexant.

            (ii) All vehicles constituting Washington Assets as of the Time of Distribution may continue to be used without re-marking (except as to legally required permit numbers, license numbers, etc.) for a period not to exceed three months following the Time of Distribution or the date of disposition of the vehicle, whichever is the first to occur. Washington will cause all markings on such vehicles to be removed or permanently obscured prior to the disposition of such vehicles.

            (iii) Within three months following the Time of Distribution, Washington will remove or cause to be removed from display all signs and displays which contain the Conexant Marks.

            (iv) Products of the Washington Business may have applied thereto the names, trademarks, trade names or service marks "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any Conexant corporate symbol or logo related thereto for a period of three months after the Time of Distribution.

            (v) Products of the Washington Business in finished goods inventory and work in process (to the extent the same bear the name, trademark, trade name or service mark "Conexant", "Conexant Systems" or "Conexant Systems, Inc." or any Conexant corporate symbol or logo related thereto as of the Time of Distribution or have any such name, trademark, trade name, service mark, corporate symbol or logo applied to them in accordance with paragraph (iv) above) may be disposed of without re-marking.

            (vi) All documents of the Washington Business of the type described in paragraph (i) above and displays and signs of the Washington Business may, for a period not to exceed one year after the Distribution Date (or such longer period as shall be approved by Conexant), contain the statement "A Heritage of Conexant Technology" (or other similar phrase, the form of which is approved by Conexant) in conjunction with the name of Washington or any Subsidiary thereof so long as such statement is of a type no more prominent than such name of Washington or such Subsidiary thereof.

            (c) (i) Apart from the rights granted under Section 5.02(b), no member of the Washington Group shall have any right, title or interest in or to the use of the Conexant Marks, either alone or in combination with any other word, name, symbol, device, trademarks, or any combination thereof. Anything contained herein to the contrary notwithstanding, except as expressly permitted by Section 5.02(b), in no event will any member of the Washington Group utilize the Conexant Marks as a component of a company or trade name. Washington will not, and will cause each other member of the Washington Group not to, challenge or contest the validity of the Conexant Marks, the registration thereof or the ownership thereof by the Conexant Group. Washington will not, and will cause each other member of the Washington Group not to, apply anywhere at any time for any registration as owner or exclusive licensee of the Conexant Marks. If, notwithstanding the foregoing, any member of the Washington Group develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any Conexant Marks in any jurisdiction, or any goodwill incident thereto, Washington will, upon the request of Conexant, and for a nominal consideration of one dollar, assign or cause to be assigned to Conexant or any designee of Conexant, all right, title and interest in, and to the use of, such Conexant Marks in any and all jurisdictions, together with any goodwill incident thereto.

            (ii) If the laws of any country require that any mark subject to
Section 5.02(b) or the right of any member of the Washington Group to use any mark as permitted by Section 5.02(b) be registered in order to fully protect the Conexant Group, Conexant and Washington will cooperate in constituting such member of the Washington Group as a registered user (or its equivalent) in each of the countries in which such registration is necessary. If any such laws of any country require that any such mark or the use by any member of the Washington Group of any such mark be registered prior to use in order to protect fully the Conexant Group, the license granted pursuant to Section 5.02(b) will not extend to such country until such registration has been effected to the reasonable satisfaction of Conexant. Any expenses for registering such mark or constituting such member of the Washington Group as a registered user in any country shall be borne by

Washington. Any registration of such member of the Washington Group as a registered user of any mark hereunder shall be expunged on termination of the period of permitted use under this Agreement or upon a breach or threatened breach by any member of the Washington Group of the terms of this Section 5.02 and Washington will, upon request of Conexant, take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach. In addition, Washington hereby constitutes and appoints Conexant the true and lawful attorney of Washington, with full power of substitution, in the name and on behalf of Washington (and at the cost of Washington) to take all necessary steps to cause such registration to be so expunged upon such termination or breach or threatened breach.

            (iii) Washington will cause each member of the Washington Group to comply with the provisions of this Section 5.02. Nothing in this Section 5.02 will prevent any member of the Conexant Group from enforcing the provisions of this Section 5.02 against any member of the Washington Group.

            (iv) Conexant will have the right to terminate the license granted in Section 5.02(b) upon 30 days written notice to Washington for any material failure by any member of the Washington Group to observe the terms of Section 5.02(b) or this Section 5.02(c), provided that such failure is not remedied (where commercially feasible) prior to the effectiveness of the termination.

            (d) From and after the Time of Distribution, Washington will own all rights of Conexant or any of its Subsidiaries (including members of the Washington Group) in, and to the use of, the trademarks "Philsar" and "Philsar Semiconductor" (the "Philsar Marks"). The provisions of Sections 5.02(a), (b) and (c) shall be applicable to Conexant, Washington and the Philsar Marks mutatis mutandis by substituting references to Conexant, the Conexant Marks, the Conexant Group, Washington and the Washington Group with references to Washington, the Philsar Marks, the Washington Group, Conexant and the Conexant Group, respectively.

            Section 5.03 License of Intellectual Property.

            (a) License of Conexant Intellectual Property to Washington.

            (i) Subject to Sections 5.03(a)(iv) and 5.03(d), effective as of the Time of Distribution, Conexant, on behalf of itself and the Conexant Subsidiaries, hereby grants to the Washington Group a non-exclusive, world-wide, irrevocable, royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.03(a)(ii) and (iii), under all Patents and Trademarks, Trade Secrets and other intellectual property rights existing as of the Time of Distribution (collectively, "Intellectual Property") that constitute Conexant Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) that the Conexant Group has a right to license without the payment of royalties to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, sell, offer for sale, import, or otherwise dispose of products in the conduct of the Washington Business as it is being conducted immediately prior to the Time of Distribution and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof; provided, that in connection with the Merger, this license will also extend to products in the conduct of Alpha's business as it is being conducted immediately prior to the Effective Time and any related extensions or expansions thereof.

            (ii) The license granted under Section 5.03(a)(i) is non-assignable and non-transferable (in insolvency proceedings, by reason of corporate merger, by acquisition or other change of control or otherwise) by the Washington Group, except that a one-time assignment may be made to Alpha and its Subsidiaries in connection with the Merger.

            (iii) The license granted under Section 5.03(a)(i) does not include the right to grant sublicenses, except that the Washington Group (or, following the Effective Time, Alpha and its Subsidiaries) may grant a sublicense (within the scope of such license) to any entity or business that is a spin-off or other similar divestiture of all or any part of the Washington Group's businesses (or, following the Effective Time, the Combined Company's businesses) (a "Washington Spin-Off") and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Washington Spin-Off; provided, however, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.03(a).

            (iv) In the event that following the Effective Time, the Combined Company or a Washington Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless Conexant and the Combined Company otherwise agree; provided, that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

            (v) Without limiting the foregoing, Conexant and Alpha shall confer in good faith to determine whether and on what terms Conexant's rights under the Lucent License Agreement may be sublicensed to Washington and/or the Combined Company, and, if mutually agreed by Conexant and Alpha, Conexant shall grant a sublicense as Conexant and Alpha may mutually determine may be granted, subject to the terms and conditions of the Lucent License Agreement; provided, however, that nothing in this Section 5.03(a)(v) shall require that Conexant pay any additional fees or royalties under the Lucent License Agreement or grant any sublicense to Washington and/or the Combined Company if Conexant in good faith determines such sublicense would jeopardize any rights of Conexant under the Lucent License Agreement.

            (b) License of Alpha Intellectual Property to Conexant

            (i) Subject to Section 5.03(b)(iv), effective immediately prior to the Effective Time, Alpha, on behalf of itself and its Subsidiaries, hereby grants to the Conexant Group a non-exclusive, world-wide, irrevocable royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.03(b)(ii) and
(iii), under all Intellectual Property owned by Alpha and its Subsidiaries (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) that Alpha and its Subsidiaries have a right to license without the payment of royalties to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and
(B) to make, have made (including by third-party contract manufacturers), use, sell, offer for sale, import, or otherwise dispose of products in the conduct of the Conexant Business as it is being conducted immediately prior to the Time of Distribution and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof.

            (ii) The license granted under Section 5.03(b)(i) is non-assignable and non-transferable (in insolvency proceedings, by reason of corporate merger, by acquisition or other change in control or otherwise) by the Conexant Group.

            (iii) The license granted under Section 5.03(b)(i) does not include the right to grant sublicenses, except that the Conexant Group may grant a sublicense (within the scope of such license) to any entity or business that is a spin-off or other similar divestiture of all or any part of the Conexant Group's businesses (a "Conexant Spin-Off") and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Conexant Spin-Off; provided, however, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.03(b).

            (iv) In the event that following the Effective Time, Conexant or a Conexant Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless Conexant and the Combined Company otherwise agree; provided, that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

            (c) License of Washington Intellectual Property to Conexant

            (i) Subject to in Sections 5.03(c)(iv) and 5.03(d), effective as of the Time of Distribution, Washington, on behalf of itself and the Washington Subsidiaries, hereby grants to the Conexant Group a non-exclusive, world-wide, irrevocable, royalty-free license, without the right to assign or grant sublicenses, except as provided in Sections 5.03(c)(ii) and (iii), under all Intellectual Property that constitute Washington Assets (excluding trademarks, trade names, domain names, service marks, trade dress and any other form of trade identity) that the Washington Group has a right to license without the payment of royalties to a third party, (A) with respect to any copyrighted work included in such Intellectual Property, to reproduce, display, distribute and prepare derivative works of such copyrighted work; and (B) to make, have made (including by third-party contract manufacturers), use, sell, offer for sale, import, or otherwise dispose of products in the conduct of the Conexant Business as it is being conducted immediately prior to the Time of Distribution and any related extensions or expansions thereof, and to practice any process involved in the use or manufacture thereof.

            (ii) The license granted under Section 5.03(c)(i) is not assignable and non-transferable (in insolvency proceedings, by reason of corporate mergers, by acquisition or other change of control or otherwise) by the Conexant Group.

            (iii) The license granted under Section 5.03(c)(i) does not include the right to grant sublicenses, except that the Conexant Group may grant a sublicense (within the scope of such license) to any Conexant Spin-Off and to any subsequent entity or business that is a spin-off or other similar divestiture of all or any part of a Conexant Spin-Off; provided, however, that any such sublicense shall be subject to the same restrictions on assignment and transfer as the original license granted in this Section 5.03(c).

            (iv) In the event that following the Effective Time, Conexant or a Conexant Spin-Off becomes insolvent or is acquired by or merges with a third party, such license or sublicense shall immediately and automatically terminate with respect to such Person and its Affiliates effective as of the date of such insolvency, acquisition or merger, unless Conexant and the Combined Company otherwise agree; provided, that such termination of such license or sublicense shall not necessarily affect any other license or sublicense.

            (d) Field of Use Restrictions on Bluetooth Technology

            (i) Notwithstanding anything to the contrary contained in this Agreement, effective immediately after the Time of Distribution and continuing for a term of eighteen months, Conexant agrees that no member of the Conexant Group shall sell or offer for sale the Washington Bluetooth RF Solution on a stand-alone basis into any market , and that no member of the Conexant Group shall sell or offer for sale the combination of the Washington Bluetooth RF Solution with the Conexant Bluetooth Baseband Solution into the cellular handset market; provided, however, that nothing in this Section 5.03(d)(i) shall prohibit any member of the Conexant Group from selling the Conexant Bluetooth Baseband Solution, a third-party Bluetooth RF solution or any other Bluetooth RF solution that is not substantially based on the Washington Bluetooth RF Solution into any market.

            (ii) Notwithstanding anything to the contrary contained in this Agreement, effective immediately after the Time of Distribution and continuing for a term of eighteen months, Washington agrees that no member of the Washington Group (and, following the Effective Time, Alpha agrees that neither it nor any of its Subsidiaries) shall sell or offer for sale the Conexant Bluetooth Baseband Solution into any market outside the cellular handset market, whether on a stand-alone basis or in combination with the Washington Bluetooth RF Solution, unless the Conexant Bluetooth Baseband Solution is sold in combination with the Washington Group's cellular chipset solution; provided, however, that nothing in this Section 5.03(d)(ii) shall prohibit any member of the Washington Group (or, following the Effective Time, Alpha and its Subsidiaries) from selling the Washington Bluetooth RF Solution, a third-party Bluetooth baseband solution or any other Bluetooth baseband solution that is not substantially based on the Conexant Bluetooth Baseband Solution into any market.

            (e) Administrative Services Software.

            (i) For purposes of this Section 5.03(e), the following terms will have the following definitions:

            (A) "Administrative Services" means services pertaining to personnel, payroll, property management, benefits, human resource management, financial planning, case docketing and management, contract and subcontract management, facilities management, proposal activities, supply chain planning for production, product distribution, material requirements planning, inventory management, engineering documentation control, workflow and e-mail management, networks and computer systems management and other similar services.

            (B) "Administrative Services Software" means software originated internally and owned by Conexant or any of its Subsidiaries (including members of the Washington Group) prior to the Time of Distribution and relating to the provision of Administrative Services to the Conexant Business or the Washington Business immediately prior to the Time of Distribution, regardless of where ownership of such software vests after the Time of Distribution. Administrative Services Software also shall include materials and documentation supplied by one party to the other pursuant to clause (iv) of this Section 5.03(e).

            (ii) Anything contained herein to the contrary notwithstanding, the following licenses shall govern the licensing of Administrative Services
Software:

            (A) Effective as of the Time of Distribution, Conexant, on behalf of itself and the Conexant Subsidiaries, hereby grants to Washington a royalty-free, world-wide, irrevocable, non-exclusive license to use Administrative Services Software which constitutes Conexant Assets and which immediately after the Time of Distribution is either owned by the Conexant Group or under which the Conexant Group has a right to license without the payment of royalties to a third party, but only for the internal business purposes of the Washington Group, including the right to sublicense only to (x) members of the Washington Group and (y) service providers and similar third parties to use the Administrative Services Software only for or on behalf of the Washington Group.

            (B) Effective as of the Time of Distribution, Washington, on behalf of itself and the Washington Subsidiaries, hereby grants to Conexant a royalty-free, world-wide, irrevocable, non-exclusive license to use Administrative Services Software which constitutes Washington Assets and which immediately after the Time of Distribution is either owned by the Washington Group or under which the Washington Group has a right to license without the payment of royalties to a third party, but only for the internal business purposes of the Conexant Group, including the right to sublicense only to (x) members of the Conexant Group and (y) service providers and similar third parties to use the Administrative Services Software only for or on behalf of the Conexant Group.

            (C) Except as set forth in this paragraph (e)(ii), the licenses granted pursuant to this Section 5.03(e) do not include the right to sublicense.

            (iii) Each party shall have the right to use, disclose, perform, display, copy, distribute and make derivative works of Administrative Services Software within the scope of the licenses granted herein. Title to Administrative Services Software and all rights therein, including all rights in patents, copyrights and trade secrets and any other intellectual property rights applicable thereto, shall remain vested in the party to which ownership is allocated pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, each licensed party agrees that it will not use, copy, disclose, sell, assign or sublicense, or otherwise transfer Administrative Services Software licensed to it under this Section 5.03(e) or any derivative works thereof, except as expressly provided in this Section 5.03(e) and Section 7.07.

            (iv) To the extent that a licensed party does not have copies of any Administrative Services Software or materials and documentation (such as source code listings, flow charts, user guides and programmer's guides) relating to the operation and maintenance of such Administrative Services Software to which the other party has ownership, such owning party shall, as soon as practicable after request of the licensed party, supply to the licensed party copies of such Administrative Services Software and any related operating and maintenance materials or documentation existing as of the Time of Distribution.

            (v) In the event that Administrative Services Software is used by the owner in the ordinary course of its business either associated or bundled with software owned or controlled by a third party (e.g., as a suite of software), without which the Administrative Services Software would be wholly or partly inoperable or otherwise unfit for its intended purposes, the grant of the licenses under the provisions of this Section 5.03(e) shall not be construed as an implied license to use the software of such a third party or as an undertaking on the part of the owner of the Administrative Services Software to obtain a license to permit the use of such third party software.

            (f) (i) Conexant makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any intellectual property rights licensed by Conexant or the Conexant Subsidiaries pursuant to this Section 5.03 and none of Conexant or the Conexant Subsidiaries has any obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith. Notwithstanding anything contained herein to the contrary, this Section 5.03 will not be applicable to any rights in, or to the use of, the Conexant Marks (which are the subject of Section 5.02).

            (ii) Washington makes no representations or warranties of any kind with respect to the validity, scope or enforceability of any intellectual property rights licensed by Washington or the Washington Subsidiaries pursuant to this Section 5.03 and none of Washington or the Washington Subsidiaries has any obligation to file or prosecute any patent applications or maintain any patents in force in connection therewith.

            Section 5.04 Software and Other License Agreements. If after the Time of Distribution, Washington (or any member of the Washington Group) no longer has licensee rights under any software or other license agreement of Conexant (or any member of the Conexant Group) (a "Conexant License Agreement") that, prior to the Time of Distribution, was used in the conduct of the Washington Business (i) because such license agreement does not constitute a Washington Asset; (ii) because the transfer of, or sublicense under, such Conexant License Agreement required the consent of a third party and such consent was not obtained or (iii) for any other reason, then Washington shall be responsible for all costs and expenses incurred in connection with the procurement of new license agreements to replace any such Conexant License Agreements or the transfer or assignment of a portion of such Conexant License Agreement (to the extent mutually agreed by Conexant, Washington and the licensor), including, but not limited to, any fees payable to the licensor in connection therewith and the portion of any pre-paid amounts allocable to the portion of the Conexant License Agreement transferred. Conexant will use commercially reasonable efforts to assist Washington in the procurement of such new license agreements or the transfer of a portion of such Conexant License Agreement; provided that all of Conexant's costs and expenses incurred in connection therewith shall be paid by Washington.

            Section 5.05 Non-Solicitation of Employees. Without the express written agreement of either (a) both the Chief Executive Officer of Conexant and the Chief Executive Officer of Alpha or (b) both the Senior Vice President, Human Resources of Conexant and the Vice President, Treasurer, Chief Financial Officer and Secretary of Alpha:

            (a) Conexant agrees not to (and to cause the other members of the Conexant Group not to) solicit, recruit or hire any employee of, or individuals providing contracting services to, Washington or any other member of the Washington Group until December 31, 2003 or until six months after such employee's employment with, or such individual's provision of contracting services to, Washington or any other member of the Washington Group terminates, whichever occurs first;

            (b) Washington agrees not to (and to cause the other members of the Washington Group, Alpha and all Subsidiaries and Affiliates of Alpha not
      to) solicit, recruit or hire any employee of, or individuals providing contracting services to, Conexant or any other member of the Conexant Group until December 31, 2003 or until six months after such employee's employment with, or such individual's provision of contracting services to, Conexant or any other member of the Conexant Group terminates, whichever occurs first; and

            (c) Notwithstanding the foregoing (but subject to the restriction on hiring), such prohibitions on solicitation do not restrict general recruitment efforts carried out through a public or general solicitation.

                                   ARTICLE VI

                              ACCESS TO INFORMATION


            Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Time of Distribution, Conexant shall deliver to Washington all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Washington Group, all corporate books and records of the Washington Group in its possession and the relevant portions (or copies thereof) of all corporate books and records of the Conexant Group relating directly and primarily to the Washington Assets, the Washington Business or the Washington Liabilities, including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books, records and copies shall be the property of Washington. Prior to or as promptly as practicable after the Time of Distribution, Washington shall deliver to Conexant all corporate books and records of the Conexant Group in Washington's possession (other than the books, records and copies described in the first sentence of this Section 6.01) and the relevant portions (or copies thereof) of all corporate books and records of the Washington Group relating directly and primarily to the Conexant Assets, the Conexant Business or the Conexant Liabilities, including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books, records and copies shall be the property of Conexant.

            Section 6.02 Access to Information. (a) From and after the Time of Distribution, Conexant will, and will cause each Conexant Subsidiary to, afford to Washington and its Representatives (at Washington's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all pre-Distribution Information within the Conexant Group's possession or control relating to Washington, any Washington Subsidiary, any Washington Asset, any Washington Liability or the Washington Business, insofar as such access is reasonably required by Washington or any Washington Subsidiary, subject to the provisions below regarding Privileged Information.

            (b) From and after the Time of Distribution, Washington will, and will cause each Washington Subsidiary to, afford to Conexant and its Representatives (at Conexant's expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all pre-Distribution Information within the Washington Group's possession or control relating to Conexant, any Conexant Subsidiary, any Conexant Asset, any Conexant Liability or the Conexant Business, insofar as such access is reasonably required by Conexant or any Conexant Subsidiary, subject to the provisions below regarding Privileged Information.

            (c) Without limiting the foregoing, Information may be requested under this Article VI for audit (including in respect of any audit of the Washington Business after the Time of Distribution), accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

            In furtherance of the foregoing:

            (i) Each party acknowledges that (A) each of Conexant and Washington (and the members of the Conexant Group and the Washington Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Conexant Group and the Washington Group; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and
      (D) each of Conexant and Washington intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

            (ii) Each of Conexant and Washington agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Conexant Group and/or any member of the Washington Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

            (iii) Upon any member of the Conexant Group or any member of the Washington Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information, in each case relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, the recipient of the notice will promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and a description of all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(c)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

            Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Time of Distribution, each of Conexant and Washington will, and will cause each member of the Conexant Group and the Washington Group, respectively, to, make available to the other party and members of such other party's Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of either Group or relating to or arising in connection with the relationship between the Groups on or prior to the Time of Distribution, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

            Section 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the pre-Distribution business, Assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Conexant and Washington will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable Conexant records retention policy in effect immediately prior to the Time of Distribution all such Information in such Group's possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (i) Conexant or Washington, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (ii) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

            Section 6.05 Confidentiality. Subject to the provisions of Section 6.02, which shall govern Privileged Information, from and after the Time of Distribution, each of Conexant and Washington shall hold, and shall use reasonable efforts to cause members of its Group and its and their Affiliates and Representatives to hold, in strict confidence all Information concerning the other party's Group in its possession or control prior to the Time of Distribution or furnished to it by such other party's Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not release or disclose such Information to any other Person, except members of its Group and its and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Conexant Group or the Washington Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person's counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party's Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party's Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each party acknowledges that it will be liable for any breach of this Section 6.05 by its Affiliates, Representatives and Subsidiaries. Notwithstanding the foregoing, each of Conexant and Washington will be deemed to have satisfied its obligations under this Section 6.05 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.


                                   ARTICLE VII

                                  MISCELLANEOUS


            Section 7.01 Entire Agreement; Construction. This Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, (i) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, the provisions of the Employee Matters Agreement or the Tax Allocation Agreement, as appropriate, will control and (ii) in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Conveyance and Assumption Instruments, the provisions of this Agreement will control.

            Section 7.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Time of Distribution.

            Section 7.03 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            Section 7.04 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand or telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three Business Days after being so mailed (one Business Day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   If to Conexant:


                  Conexant Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, California  92660-3095

                  Attention: Dwight W. Decker
                             Chairman of the Board and Chief Executive Officer
                  Telecopy:  (949) 483-4318
                  E-mail:    dwight.decker@conexant.com

                  with a copy to:


                  Conexant Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, California  92660-3095

                  Attention: Dennis E. O'Reilly, Esq.
                             Senior Vice President, General Counsel
                             and Secretary
                  Telecopy:  (949) 483-6388
                  E-mail:    dennis.o'reilly@conexant.com

            (b)   If to Washington after the Effective Time:


                  Washington Sub, Inc.
                  c/o Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, Massachusetts  01801

                  Attention: Paul E. Vincent
                             Chief Financial Officer
                  Telecopy:  (617) 824-4426
                  E-mail:    pvincent@alphaind.com
                  with a copy to:


                  Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, Massachusetts  01801

                  Attention: James K. Jacobs, Esq.
                             General Counsel
                  Telecopy:  (617) 824-4564
                  E-mail:    jjacobs@alphaind.com

            Section 7.05 Dispute Resolution. In the event that from and after the Time of Distribution any dispute, claim or controversy (collectively, a "Dispute") arises out of or relates to any provision of any Transaction Agreement or the breach, performance, enforcement or validity or invalidity thereof, the designees of the Conexant Chief Executive Officer and the Alpha Chief Executive Officer will attempt a good faith resolution of the Dispute within thirty days after either party notifies the other party in writing of the Dispute. If the Dispute is not resolved within thirty days of the receipt of the notification, or within such other time as they may agree, the Dispute will be referred for resolution to the Conexant Chief Executive Officer and the Alpha Chief Executive Officer. Should they be unable to resolve the Dispute within thirty days following the referral to them, or within such other time as they may agree, Conexant and Washington will then attempt in good faith to resolve such Dispute by mediation in accordance with the then-existing CPR Mediation Procedures promulgated by the CPR Institute for Dispute Resolution, New York City. If such mediation is unsuccessful within thirty days (or such other period as the parties may mutually agree) after the commencement thereof, such Dispute shall be submitted by the parties to binding arbitration, initiated and conducted in accordance with the then-existing American Arbitration Association Commercial Arbitration Rules, before a single arbitrator selected jointly by Conexant and Alpha, who shall not be the same person as the mediator appointed pursuant to the preceding sentence. If Conexant and Alpha cannot agree upon the identity of an arbitrator within ten days after the arbitration process is initiated, then the arbitration will be conducted before three arbitrators, one selected by Conexant, one selected by Alpha and the third selected by the first two. The arbitration shall be conducted in San Francisco, California and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. The arbitrators shall have case management authority and shall resolve the Dispute in a final award within one hundred eighty days from the commencement of the arbitration action, subject to any extension of time thereof allowed by the arbitrators upon good cause shown.

            Section 7.06 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Conexant and Washington that is consented to in writing by Alpha.

            Section 7.07 Assignment. Except as otherwise provided herein, neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party and Alpha in its sole and absolute discretion. Notwithstanding the foregoing, either party may (without obtaining any consent) assign, delegate or sublicense all or any portion of its rights and obligations hereunder to (i) the surviving entity resulting from a merger or consolidation involving such party, (ii) the acquiring entity in a sale or other disposition of all or substantially all of the assets of such party as a whole or of any line of business or division of such party, or (iii) any other Person that is created as a result of a spin-off from, or similar reorganization transaction of, such party or any line of business or division of such party. In the event of an assignment pursuant to
(ii) or (iii) above, the nonassigning party shall, at the assigning party's request, use good faith commercially reasonable efforts to enter into separate agreements with each of the resulting entities and take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate, and divided equitably between such resulting entities. Any conveyance, assignment or transfer requiring the prior written consent of another party pursuant to this Section 7.07 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

            Section 7.08 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or "$" shall mean United States Dollars.

            Section 7.09 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

            Section 7.10 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (i) the provisions of Sections 4.02 and 4.03 shall inure to the benefit of and shall be enforceable by the Persons referred to therein and (ii) the provisions of Sections 2.01, 3.01, 5.03, 7.06, 7.07 and 7.10 and the last sentence of Section 7.12 shall inure to the benefit of and shall be enforceable by Alpha.

            Section 7.11 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

            Section 7.12 Waivers; Remedies. No failure or delay on the part of either Conexant or Washington in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Conexant or Washington of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 7.05, except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity. Notwithstanding the foregoing, Washington will not waive any right, power or privilege hereunder in any material respect without the prior written consent of Alpha.

            Section 7.13 Further Assurances. From time to time after the Time of Distribution, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

            Section 7.14 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed and delivered by telecopier with the same force and effect as if it were a manually executed and delivered counterpart.

            Section 7.15 Performance. Conexant will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Conexant Subsidiary. Washington will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Washington Subsidiary.

            Section 7.16 Currency Calculations. Following the Distribution Date, for purposes of calculating the United States Dollar equivalent of any amount payable under any Transaction Agreement which is denominated in a currency other than United States Dollars, the New York foreign exchange selling rate applicable to such currency will be used, as published in the Wall Street Journal, New York Edition, for the second Business Day preceding the earlier of the date such payment is due or the date such payment is made (it being understood that this Section 7.16 shall not apply to the conversion of foreign currency balances made as of the Distribution Date in accordance with standard Conexant accounting practices and procedures).

            Section 7.17 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation".

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the parties have caused this Agreement, as amended, to be signed by their respective officers thereunto duly authorized.

                                    CONEXANT SYSTEMS, INC.


                                    By: /s/ DENNIS E. O'REILLY
                                        --------------------------------------
                                        Name:  Dennis E. O'Reilly
                                        Title: Senior Vice President, General
                                               Counsel and Secretary



                                    WASHINGTON SUB, INC.


                                    By: /s/ DENNIS E. O'REILLY
                                        --------------------------------------
                                        Name:  Dennis E. O'Reilly
                                        Title: Vice President and Secretary



            Alpha acknowledges that from and after the Effective Time (as defined in the Merger Agreement), Alpha will succeed to all rights, obligations and Liabilities of Washington under this Agreement, as amended. In addition, Alpha hereby agrees to be bound by, and to cause its Subsidiaries to be bound by, the provisions of Section 5.03 and 7.05 that are applicable to Alpha and its Subsidiaries.

                                    ALPHA INDUSTRIES, INC.


                                    By: /s/ PAUL E. VINCENT
                                        --------------------------------------
                                        Name:  Paul E. Vincent
                                        Title: Vice President, Chief Financial
                                               Officer, Treasurer & Secretary